UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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US Foods Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2017

Dear Stockholder:

We are pleased to invite you to the Annual Meeting of Stockholders of US Foods Holding Corp. The meeting will be held at 9:00 a.m. (Central Daylight Time) on Wednesday, May 10, 2017, at the Westin O’Hare, 6100 N. River Road, Rosemont, IL 60018.

The attached Notice of Annual Meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.

Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the Annual Meeting so that your shares will be represented at the meeting even if you cannot attend.

Sincerely,

Pietro Satriano President and Chief Executive Officer

i

9399 W. HIGGINS ROAD
SUITE 500
ROSEMONT, IL 60018

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 10, 2017
Time:	9:00 a.m. (Central Daylight Time)
Place:	The Westin O’Hare 6100 N. River Road Rosemont, IL 60018

March 24, 2017

We invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of US Foods Holding Corp. (“US Foods,” the “Company,” “we,” “us,” “our”).  At this meeting, you will be asked to:

1.	Elect the Company’s three nominees named in the attached proxy statement as directors;
2.	Vote on an advisory resolution approving the compensation of our named executive officers as disclosed in the attached proxy statement;
3	Vote on an advisory proposal regarding the frequency of future advisory votes on the compensation of our named executive officers;
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017; and
5.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 16, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Beginning on or about March 24, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders of record as of March 16, 2017, and this proxy statement, the accompanying proxy card, and our 2016 Annual Report are being posted to www.proxyvote.com. As more fully described in the Notice, all stockholders may choose to access these materials electronically or may request printed copies.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) electronically at www.proxyvote.com, or (4) by completing and mailing a proxy card if you have received one by

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mail. Specific instructions for voting by telephone or electronically are included in the Notice. If you attend and vote at the Annual Meeting, your in-person vote will replace any earlier vote.

The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

By Order of the Board of Directors

Kristin M. Coleman Executive Vice President, General Counsel and Chief Compliance Officer

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 10, 2017:

This proxy statement and our 2016 Annual Report are available at

www.proxyvote.com

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ABOUT THE MEETING

What is a proxy? What is a proxy statement?

A proxy is a person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The rules and regulations of the Securities and Exchange Commission (“SEC”) require that we provide a proxy statement to you when we ask you to appoint a proxy to vote your stock at the Annual Meeting, providing you with certain information about the proposals to be voted upon.

Why did you provide me this proxy statement?

We provided you this proxy statement because you were a holder of our common stock as of the close of business on March 16, 2017 (the “Record Date”), and our Board is soliciting your proxy to vote at the Annual Meeting. As permitted by SEC rules, we have mailed the Notice to our registered and beneficial stockholders and have elected to provide these stockholders access to this proxy statement and our 2016 Annual Report to Stockholders electronically at www.proxyvote.com. The Notice explains how to access the proxy statement and 2016 Annual Report to Stockholders and how to vote electronically. If you have received a Notice by mail, you will not receive a printed copy of the proxy statement or 2016 Annual Report to Stockholders in the mail, unless you request printed copies. To request a printed copy of our proxy materials, you should follow the instructions included in the Notice.

For information on how to receive electronic delivery of annual stockholder reports, proxy statements and proxy cards, please see “Can I elect electronic delivery of annual stockholder reports, proxy statements and proxy cards?” on page 6.

What will I be voting on?

At the Annual Meeting, you will be voting on:

1.	The election of the three nominees named in this proxy statement to our Board;
2.	An advisory (non-binding) resolution approving the compensation of our named executive officers, as disclosed in this proxy statement (a “say on pay resolution”);
3.	An advisory (non-binding) proposal regarding the frequency of the say on pay resolution (a “say on frequency proposal”); and
4.	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2017.

How does the Board recommend that I vote on these matters?

The Board recommends that you vote FOR each director nominee, FOR the say on pay resolution, to vote to consider a say on pay resolution every ONE YEAR, and FOR the ratification of the appointment of Deloitte.

Who is entitled to vote on these matters?

You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, 221,817,574 shares of our common stock were outstanding and eligible to be voted. At the Annual Meeting, you are entitled to one vote for each share of common stock you owned at the close of business on the Record Date.

Business will not be conducted at the Annual Meeting unless a quorum is present. A quorum is a majority of the outstanding shares of common stock that are entitled to vote at the meeting.  A quorum must be present in person or by proxy at the Annual Meeting. If there are not sufficient shares represented at the Annual Meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.

Will my shares held in street name be voted if I don’t provide instructions?

The current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte, assuming that no contest arises, is considered a “routine” matter on which your broker can use its discretion to vote your shares without your instructions. The proposals relating to the election of directors, the say on pay resolution, and the say on frequency proposal are not “routine” proposals; therefore, if you do not instruct your broker how to vote with respect to these proposals, your broker will be unable to vote your shares on these proposals, which is referred to as a “broker non-vote.” Broker non-votes will have no effect on the results of the vote on the election of directors, the say on pay resolution, or the say on frequency proposal.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s stock transfer agent, you are considered the stockholder of record, or a registered holder, with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How many votes are needed to elect the director nominees?

The three director nominees receiving the highest number of FOR votes will be elected.  Withholding authority to vote for some or all of the director nominees will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.  Broker non-votes will have no effect on the outcome of the election of directors.

How many votes are needed to approve the say on pay resolution?

The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation Committee. The Compensation Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. In order to approve the say on pay resolution, the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote must vote FOR the proposal. Abstentions will have the same effect as votes against the say on pay resolution.  Your broker is not entitled to vote your shares on this matter if no instructions are received from you.  Broker non-votes will have no effect on the outcome of the say on pay resolution.

How many votes are needed to approve the say on frequency proposal?

The say on frequency proposal is advisory and is not binding on the Company or the Board, and the Board may decide that it is in the best interests of the Company and our stockholders to hold a vote on a say on pay resolution more or less frequently than the frequency receiving the most votes cast by our stockholders. The frequency receiving the most FOR votes cast at the Annual Meeting will be approved. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Abstentions and broker non-votes will have no effect on the outcome of the say on frequency proposal.

How many votes are needed to ratify the appointment of Deloitte?

In order to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal 2017, the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote must vote FOR the proposal. Your broker is entitled to vote your shares on this matter if no instructions are received from you.  Abstentions will have the same effect as votes against the proposal.

Who is allowed to attend the Annual Meeting?

If you own our shares as of the Record Date, you are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our stockholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in “street name” through a brokerage account or bank or other nominee, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you will not be admitted to the Annual Meeting.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors, executive officers, and representatives of Deloitte will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. Representatives of Deloitte will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more stockholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

The Nominating and Corporate Governance Committee of the Board will consider candidates for director suggested by stockholders, using the same criteria and process used to consider nominees identified by the Nominating and Corporate Governance Committee, as described under the heading “Director Nominating Process” on page 13.

Our Amended and Restated Bylaws (the “Bylaws”) require stockholders seeking to make a director nomination to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a proposal to us no earlier than January 10, 2018 and no later than the close of business on February 9, 2018 in order to bring it up at the 2018 annual meeting. The notice must contain the information required by our Bylaws relating to stockholder nominations.

How can I submit a proposal to be included in next year’s proxy statement?

To be considered for inclusion in our proxy statement for the 2018 annual meeting, the Company must receive notice of the proposal on or before November 24, 2017. All proposals must comply with the SEC rules regarding eligibility and type of stockholder proposal. Stockholder proposals should be addressed to: US Foods Holding Corp., 9399 W. Higgins Road, Suite 500, Rosemont, IL 60018, Attention: Corporate Secretary.

Can I bring up matters at an annual meeting other than through the proxy statement?

If you intend to bring up a matter at an annual stockholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our Bylaws require you to give us notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a proposal to us no earlier than January 10, 2018 and no later than the close of business on February 9, 2018 in order to bring it up at the 2018 annual meeting. The notice must contain the information required by our Bylaws.

ABOUT PROXIES

How can I vote at the Annual Meeting?

You can vote your shares either by casting a ballot during the Annual Meeting or by proxy.

Who is soliciting proxies for the Annual Meeting?

The Board is soliciting proxies for the Annual Meeting. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.  We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

We mailed a Notice to our stockholders regarding the internet availability of the proxy materials. These stockholders may choose to view the proxy materials online at www.proxyvote.com, or receive a paper or e-mail copy of the proxy materials. These stockholders may vote their shares electronically at www.proxyvote.com, or by telephone after accessing the website, or by mail if they request a paper copy of the proxy materials.  There is no charge for requesting a paper or email copy.

We have also mailed paper copies of the proxy materials, including the proxy card, to some of our beneficial stockholders. These stockholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone or internet. To vote by mail, these stockholders should simply complete, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, these stockholders should refer to the proxy card for voting instructions.

This proxy statement and our 2016 Annual Report are publicly available at ir.usfoods.com.

If your shares are registered in the name of your broker or other nominee, you should vote your shares by providing instructions using the method directed by your broker or other nominee.

What if I don’t specify a choice for a matter when returning a proxy?

Properly signed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a signed proxy is returned without stockholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

The proxy card represents all the shares registered to you as of the close of business on the Record Date.

I have Company shares registered in my name, and also have Company shares in a brokerage account or in street name. How do I vote these shares?

Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote those shares.

If you would like to vote in person, and your shares are held in street name, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before the close of voting by:

•	sending written notice to the Corporate Secretary;
•	submitting a proxy bearing a later date; or
•	casting a ballot at the Annual Meeting.

If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy.

Is my vote confidential?

We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

ABOUT HOUSEHOLDING

Are you “householding” for your stockholders with the same address?

Yes. Stockholders who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of the proxy materials (annual report to stockholders and proxy statement) that we send, unless we are instructed otherwise. Each such registered stockholder will continue to receive a separate proxy card. Any stockholder who would like to receive separate copies of our proxy materials may call or write us at the address below, and we will promptly deliver them.

If you received multiple copies of the stockholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Stockholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.

US Foods Holding Corp.
Investor Relations
9399 W. Higgins Road
Suite 500
Rosemont, IL 60018
1-847-720-8000

Can I elect electronic delivery of annual stockholder reports, proxy statements and proxy cards?

Yes. You may elect to receive future annual reports to stockholders, proxy statements and notices of the internet availability of proxy materials electronically. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote electronically and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

EXECUTIVE OFFICERS

Name(1)	Age	Position
Pietro Satriano	53	President, Chief Executive Officer and Director
Dirk J. Locascio	45	Chief Financial Officer
Kristin M. Coleman	48	Executive Vice President, General Counsel and Chief Compliance Officer
Steven Guberman	52	Executive Vice President, Nationally Managed Business
Andrew Iacobucci	50	Chief Merchandising Officer
Jay A. Kvasnicka	49	Executive Vice President, Locally-Managed Business and Field Operations
Tiffany Monroe	43	Chief Human Resources Officer
David Rickard	46	Executive Vice President, Strategy and Revenue Management
Keith D. Rohland	49	Chief Information Officer
Mark W. Scharbo(1)	53	Chief Supply Chain Officer

(1)	Mr. Scharbo is leaving the Company, effective March 31, 2017.

Mr. Satriano’s background is described under “Board of Directors.”

Mr. Locascio has served as Chief Financial Officer since February 2017.  Mr. Locascio served the Company as Senior Vice President, Financial Accounting and Analysis from November 2016 to February 2017, Senior Vice President, Operations Finance and Financial Planning from May 2015 to November 2016, and as Senior Vice President, Financial Planning and Analysis from May 2013 to May 2015.  Mr. Locascio joined US Foods in June 2009 as Senior Vice President, Corporate Controller.  Prior to joining US Foods, Mr. Locascio held senior finance roles with United Airlines and in public accounting with Arthur Andersen LLP.

Ms. Coleman has served as Executive Vice President, General Counsel and Chief Compliance Officer since February 2017.  Ms. Coleman joined US Foods from Sears Holdings Corporation, a retailer, where she served as the Senior Vice President, General Counsel and Corporate Secretary after joining in July 2014. Prior to joining Sears, she served as the Vice President, General Counsel and Corporate Secretary for Brunswick Corporation, a manufacturing company, from May 2009 to July 2014.

Mr. Guberman has served as Executive Vice President, Nationally Managed Business, since August 2016 and served as Chief Merchandising Officer from July 2015 to January 2017. Mr. Guberman served the Company as Senior Vice President, Merchandising and Marketing Operations from January 2012 to July 2015 and as Division President from August 2004 through December 2012.  Mr. Guberman joined US Foods as part of the Kraft/Alliant Foodservice acquisition in 1991.

Mr. Iacobucci has served as Chief Merchandising Officer since January 2017. Prior to joining US Foods, Mr. Iacobucci served as Executive Vice President, Merchandising for retailer Ahold USA, Inc., a food retailer, from April 2016 to January 2017.  Prior to joining Ahold, he served from February 2012 to November 2015 in several senior roles at Loblaw Companies Limited, a Canadian food retailer, including President, Discount Division.

Mr. Kvasnicka has served as Executive Vice President, Locally-Managed Business since August 2015 and Executive Vice President, Field Operations since September 2016. Mr. Kvasnicka has served the Company as Region President from April 2013 to July 2015, and Division President from October 2011 to March 2013. Mr. Kvasnicka served as Vice President of Sales for the Stock Yards division, President of the Stock Yards division and in various other roles between 2005 and 2011.  He was Vice President of Sales for the Minneapolis Division from

2003 to 2005. Mr. Kvasnicka joined US Foods in 1995 as a Territory Manager for Alliant Foodservice.

Ms. Monroe has served as Chief Human Resources Officer since November 2015. Prior to joining US Foods, Ms. Monroe served Target Corporation, a retailer, as Senior Vice President of Human Resources, Target Canada from 2011 through October 2015, Vice President of Human Resources, New Business Development & Distribution from 2010 to 2011, Director of Human Resources, International and Distribution from 2006 to 2010, Regional Human Resources Manager, Supply Chain from 2004 to 2006, and Human Resources Manager from 2001 through 2004.

Mr. Rickard has served as Executive Vice President, Strategy and Revenue Management since November 2015. Prior to joining US Foods, Mr. Rickard served from March 2014 to November 2015 as Vice President at Uline Corporation, a distributor of shipping, industrial, and packing materials, and was responsible for identifying, leading and implementing improvement initiatives across all aspects of the organization. From September 1997 to March 2014, Mr. Rickard was a Partner and Managing Director at the Boston Consulting Group.

Mr. Rohland has served as Chief Information Officer since April 2011. Prior to joining US Foods, Mr. Rohland served in several leadership positions at Citigroup, Inc. from March 2007 until April 2011, including Managing Director of Risk and Program Management. Prior to joining Citigroup, Mr. Rohland was Chief Information Officer for Volvo Car Corporation of Sweden from November 2005 to March 2007 and held a number of leadership positions at Ford Motor Company from November 2003 to November 2005.

Mr. Scharbo has served as Chief Supply Chain Officer since March 2013. Prior to joining US Foods, he served as Group Vice President—Inventory Strategy at the Walgreens Company, a pharmacy store chain, from July 2011 to March 2013. From October 2008 to June 2011, he served as Senior Vice President, Supply Chain at Duane Reade.  From November 2005 to October 2008, Mr. Scharbo served as Chief Operating Officer of Case-Mate Company.

ELECTION OF DIRECTORS

Proposal 1

The three nominees named below have been recommended to the Board by the Nominating and Corporate Governance Committee and nominated by the Board to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a substitute nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors.

Nominees for Directors

The following persons are nominees for election to our Board:

Court D. Carruthers

Kenneth A. Giuriceo

David M. Tehle

The Board of Directors unanimously recommends a vote FOR each of the three nominees.

BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board. Our Board is comprised of twelve seats; however, one board seat is currently vacant. Our amended and restated certificate of incorporation provides for a classified Board, with three directors in Class I (Messrs. Carruthers, Giuriceo, and Tehle), four directors in Class II (Messrs. Compton, Lederer, Patel, and Pforzheimer) and four directors in Class III (Messrs. Dutkowsky, Satriano, Schnall, and Taylor). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. In addition, under the Amended and Restated Stockholders Agreement that we entered into with investment funds associated with Clayton, Dubilier & Rice, LLC (“CD&R”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR,” and together with CD&R, the “Sponsors”), the Sponsors will have the right to designate nominees for our Board, so long as they continue to maintain certain stock ownership thresholds. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”  KKR has the right to appoint one director to fill our vacant Class I board seat but has chosen not to fill it at this time.

Name	Age	Audit	Compensation	Executive	Nominating and Governance
John C. Compton Chairman	55	-	✓	✓	✓
Court D. Carruthers	44	✓	⋆	-	-
Robert M. Dutkowsky	62	✓	-	-	⋆
Kenneth A Giuriceo	43	-	-	-	-
John A. Lederer	60	-	-	-	-
Vishal Patel	30	-	-	✓	-
Carl Andrew Pforzheimer	55	-	-	-	-
Pietro Satriano President and Chief Executive Officer	53	-	-	-	-
Richard J. Schnall	47	-	✓	⋆	-
Nathaniel H. Taylor	40	-	✓	✓	✓
David M. Tehle	60	⋆	✓	-	-

⋆	Denotes Committee Chairperson

The following biographies summarize the recent business experience of each director for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director in light of the Company’s business and structure.

Nominees for Election as Class I Directors with a Term Ending 2020

Mr. Carruthers has been a director since July 2016. Mr. Carruthers is the principal and founder of CKAL Advisory Partners, where he provides private equity advisory services in the distribution, eCommerce, and supply chain sectors.  Mr. Carruthers previously served W.W. Grainger, Inc., an industrial supply company, as Senior Vice President and Group President, Americas from August 2013 to July 2015, President, Grainger U.S., from January 2012 to August 2013, President, Grainger International, from February 2009 through December 2011, and President, Acklands-Grainger, from October 2006 through January 2009 and was appointed a

Senior Vice President of Grainger in 2007. Mr. Carruthers serves as a director of Ryerson Holding Corporation and Foundation Building Materials Inc. where he serves on the compensation committee.

Mr. Giuriceo has been a director since August 2015. Mr. Giuriceo joined CD&R in 2003 and has been a Partner at CD&R since 2007. Prior to joining CD&R, Mr. Giuriceo worked in the principal investment area and investment banking division of Goldman, Sachs & Co. Mr. Giuriceo is a director of David’s Bridal, Inc. and was formerly a member of the board of directors of Envision Healthcare Corporation, Sally Beauty Holdings, Inc., and Servicemaster Global Holdings, Inc.  Mr. Giuriceo is a Sponsor nominee designated by CD&R, under the terms of the Amended and Restated Stockholders Agreement described under the heading “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”

Mr. Tehle has been a director since July 2016. Mr. Tehle retired in July 2015 as Executive Vice President and Chief Financial Officer of Dollar General Corporation, a retailer, having served in that role since 2004. Prior to Dollar General, Mr. Tehle was Chief Financial Officer of Haggar Corporation from 1997 to 2004 and held finance positions at several companies, including Ryder System, Inc. and Texas Instruments Incorporated. He is a director of Genesco, Inc., and Jack in the Box, Inc.

Directors Continuing in Office

Class II Directors – Term Expiring 2018

Mr. Compton has been the Chairman of the Board since August 2015. Mr. Compton joined CD&R in September 2013 as an Operating Advisor and became a Partner in January 2015. Mr. Compton served PepsiCo, Inc., a food and beverage company, from 1983 to September 2012 where he held various positions, including Vice Chairman and President of Frito-Lay North America and Chief Executive Officer of PepsiCo Americas Foods.  Mr. Compton became President of PepsiCo in 2011. Prior to joining PepsiCo, Mr. Compton was Chief Executive Officer of Pilot Flying J Corporation. He serves on the board of First Horizon National Corporation. Mr. Compton is a Sponsor nominee designated by CD&R under the terms of the Amended and Restated Stockholders Agreement described under the heading “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”

Mr. Lederer has been a director since September 2010. From September 2010 until July 2015, Mr. Lederer also served as our President and Chief Executive Officer. From 2008 to 2010, Mr. Lederer was Chairman and Chief Executive Officer of Duane Reade. Prior to Duane Reade, he spent 30 years at Loblaw Companies Limited, a leading Canadian food retailer, where he held a number of leadership roles and served as President from 2000 to 2006. Mr. Lederer currently serves as a director of Tim Hortons, Inc., Restaurant Group International Inc., and Walgreens Boots Alliance.

Mr. Patel has been a director since August 2015. Mr. Patel joined KKR in 2010, where he is a Director, Private Equity and a member of the Retail team. Prior to joining KKR, he was an Analyst at Moelis & Company, where he was involved in a variety of mergers, acquisitions and restructuring transactions. Mr. Patel is a Sponsor nominee designated by KKR, under the terms of the Amended and Restated Stockholders Agreement described under the heading “Certain

Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”

Mr. Pforzheimer has been a director since January 2017. Mr. Pforzheimer co-founded Barcelona Restaurants in November 1995 and created its successor, Barteca Holdings, LLC, a multi-location restaurant group, operating 25 restaurants in 8 states and the District of Columbia, in 2012, where he served as Chief Executive Officer from 1995 until August 2016 and as chairman of the board of directors since March 2012.

Class III Directors – Term Expiring 2019

Mr. Dutkowsky has been a director since January 2017. Mr. Dutkowsky has served as the Chief Executive Officer and a member of the board of directors of Tech Data Corporation, a technology distributor, since October 2006. Prior to joining Tech Data Corporation, Mr. Dutkowsky served as President, Chief Executive Officer, and Chairman of the board of directors of Egenera, Inc. from 2004 until 2006, President, Chief Executive Officer, and Chairman of the Board of J.D. Edwards & Co., Inc. from 2002 until 2004, and President, Chief Eexecutive Officer, Chairman of the Board of GenRad, Inc. from 2000 until 2002, Executive Vice President, Markets and Channels from 1997 to 1999 and President, Data General in 1999, at EMC Corporation. He began his career at IBM where he served in several senior management positions. Mr. Dutkowsky previously served as a director and member of the compensation committee of The ADT Corporation.

Mr. Satriano has served as President, Chief Executive Officer, and one of our directors since July 2015. From February 2011 until July 2015, Mr. Satriano served as our Chief Merchandising Officer. Prior to joining US Foods, Mr. Satriano was President of LoyaltyOne from 2009 to 2011. From 2002 to 2008, he served in a number of leadership positions at Loblaw Companies, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment. Mr. Satriano began his career in strategy consulting, first with The Boston Consulting Group in Toronto and then with the Monitor Company in Milan, Italy.

Mr. Schnall has been a director since 2007. Mr. Schnall joined CD&R in 1996 and has been a Partner since 2001. Prior to joining CD&R, Mr. Schnall worked in the Investment Banking Division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall currently serves as a director of David’s Bridal, Inc. and Envision Healthcare Corporation, and he is a former director of Sally Beauty Holdings, Inc. Mr. Schnall is a Sponsor nominee designated by CD&R, under the terms of the Amended and Restated Stockholders Agreement described under the heading “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”

Mr. Taylor has been a director since March 2011. He joined KKR in 2005 and is a Member and the Head of Consumer Retail – Americas. Before joining KKR, Mr. Taylor was with Bain Capital, where he was involved in the execution of investments in the retail, health care, and technology sectors.  Mr. Taylor is a Sponsor nominee designated by KKR, under the terms of the Amended and Restated Stockholders Agreement described under the heading “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.”

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s professional background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. Where relevant, the Board also takes into account the specific educational background and technical expertise of our directors and nominees.  We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. The members of our Board considered the following specific characteristics, among others:

•

Pietro Satriano—we considered Mr. Satriano’s extensive experience and leadership in the food industry and setting and executing our strategy. Additionally, we considered how his role as our President and Chief Executive Officer would provide the Board with valuable insight into our operations and bring a management perspective to the deliberations of our Board.

•	John C. Compton—we considered Mr. Compton’s extensive management, financial, and operational expertise in the food industry.
•

Court D. Carruthers – we considered Mr. Carruthers’s substantial experience as a senior executive for a large international distribution company and his extensive knowledge of financial reporting, internal controls and procedures, and risk management. Mr. Carruthers is a CPA (Canada), a Fellow of the Chartered Professional Accountants of Canada (FCPA, FCMA) and an Institute-Certified Director by the Institute of Corporate Directors.

•	Robert Dutkowsky—we considered Mr. Dutkowsky’s substantial senior executive leadership experience and experience as a board member of numerous companies, including two other public companies.
•	Kenneth A. Giuriceo—we considered Mr. Giuriceo’s financial and business expertise.
•	John A. Lederer—we considered Mr. Lederer’s extensive senior executive leadership experience in the food industry, including his five years of service as our Chief Executive Officer.
•	Vishal Patel—we considered Mr. Patel’s financial and business expertise.
•

Carl Andrew Pforzheimer—we considered the customer perspective and experience and expertise in the food industry that Mr. Pforzheimer brings to the Board.  Mr. Pforzheimer is a successful restauranteur and has served as a Member of the Education Policy Committee at the Culinary Institute of America and has served on the board of the Connecticut Restaurant Association.

•	Richard J. Schnall—we considered Mr. Schnall’s financial and business expertise.
•	Nathaniel H. Taylor—we considered Mr. Taylor’s financial and business expertise.
•

David M. Tehle – we considered Mr. Tehle’s knowledge of financial reporting, internal controls and procedures, and risk management, in addition to his significant experience as chief financial officer of a public company.

Director Nominating Process

The Nominating and Corporate Governance Committee has been empowered to identify individuals believed to be qualified and suitable to become members of the Board and to recommend nominees to the Board.  In identifying and recommending individuals to stand for election, the Nominating and Corporate Governance Committee must abide by the terms of that certain Stockholder’s Agreement (as defined in the Company’s Bylaws), pursuant to which the

Sponsors each currently have the right to appoint at least 30% of the Board. See “Related Party Transactions – Amended and Restated Stockholders Agreement.”

The Corporate Governance Guidelines describe the minimum qualifications a nominee must possess.  The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, as well as any additional criteria recommended by the Nominating and Corporate Governance Committee.  Individuals will be considered for nomination to the Board based on their business and professional experience, judgment, diversity, skills and background.  Directors should plan to make a significant time commitment to the Company.

The Nominating and Corporate Governance Committee recommends candidates to the Board it believes are qualified and suitable to become members of the Board.  Recommendations may be received by the Nominating and Corporate Governance Committee from various sources, including current or former directors, a search firm retained by the Nominating and Corporate Governance Committee, stockholders, Company executives, and by self-nomination. In evaluating candidates, the Nominating and Corporate Governance Committee takes into account a number of factors that it deems appropriate, which include the candidates judgment, skill, diversity, experience with businesses and other organizations of comparable size and complexity, and the extent to which the candidate would be a desirable addition or have a particular set of skills which would assist the Board in carrying out its functions. The Nominating and Corporate Governance Committee also considers the performance of incumbent directors in determining whether to recommend them for reelection. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Nominating and Corporate Governance Committee shall recommend to the Board an individual to fill such vacancy through appointment by a majority of the Company’s directors, subject to the terms of the Stockholder’s Agreement.

Director candidates should demonstrate strong values and discipline, high ethical standards, a commitment to full participation on the Board and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the Board.  The Nominating and Corporate Governance Committee will consider whether candidates meet applicable independence standards where appropriate and evaluate any potential conflicts of interest with respect to each candidate.

Stockholders who wish to identify director nominees for consideration by the Nominating and Corporate Governance Committee should write to the address provided in “Board Policy Regarding Communications” on page 18. Stockholders may also nominate directors. See “How can I propose someone to be a nominee for election to the Board?” on page 3. All submissions should comply with the information requirements set forth in our Bylaws.

COMMITTEES OF THE BOARD

Audit Committee

The members of our Audit Committee consist of Messrs. Carruthers, Dutkowsky, and Tehle (Chair).  The Audit Committee met nine (9) times during fiscal 2016.  The Board has determined that Messrs. Carruthers, Dutkowsky and Tehle each qualifies as an independent director under the corporate governance standards of the NYSE and the additional audit committee independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that Mr. Tehle qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. All members of the Audit Committee are familiar with finance and accounting practice and principles and are financially literate.

The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, and (5) the performance of our independent registered public accounting firm.

Compensation Committee

The members of our Compensation Committee consist of Messrs. Carruthers (Chair), Compton, Schnall, Taylor and Tehle.  The Compensation Committee met one (1) time during fiscal 2016.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans, and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee consist of Messrs. Compton, Dutkowsky (Chair), and Taylor.  The Nominating and Corporate Governance Committee did not meet during fiscal 2016.

The primary purpose of our Nominating and Corporate Governance Committee is to (1) assist our Board by identifying individuals qualified for membership on our Board, (2) recommend individuals to our Board for nomination as members of our Board and its committees, and (3) advise and make recommendations to our Board on corporate governance matters and the overall governance structure of our Company and Board.

Executive Committee

The members of our Executive Committee consist of Messrs. Compton, Patel, Schnall (Chair) and Taylor.  The Executive Committee did not meet during fiscal 2016.

The primary purpose of the Executive Committee is to exercise the powers of the Board, except as limited by law, between regularly scheduled meetings of our Board, when it is not practical or feasible for our Board to meet, or as otherwise directed by our Board.

CORPORATE GOVERNANCE

The Board is committed to the principles of good corporate governance. The Board has adopted Corporate Governance Guidelines in furtherance of its continuing effort to enhance its corporate governance.  The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending the Corporate Governance Guidelines, as necessary and appropriate.

Our Board has also adopted a Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  Our Code of Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our investor relations website.

Copies of our Corporate Governance Guidelines, the charters of each of the committees of our Board, and our Code of Conduct may be found by visiting the Corporate Governance—Governance Documents page of our investor relations website at https://ir.usfoods.com/investors/corporate-governance/governance-documents/default.aspx.

Controlled Company Exception

We are a “controlled company” pursuant to the corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with NYSE corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) for an annual performance evaluation of the nominating and corporate governance and compensation committees. We currently utilize these exemptions. As a result, we do not have a majority of independent directors, and our Nominating and Corporate Governance Committee and our Compensation Committee do not consist entirely of independent directors and are not required to complete annual performance evaluations. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on the Board’s independence determination with respect to our then current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

The “controlled company” exception does not modify the independence requirements for the audit committee, and we comply, and intend to continue to comply, with the audit committee requirements of Rule 10A-3 under the Exchange Act and NYSE rules. We were required to, and did, have at least one independent director on our Audit Committee on May 25, 2016, the effective date of the registration statement filed with the SEC in connection with our initial public offering (the “IPO”). Additionally, 90 days after the effective date, we were required to, and did, have a majority of independent directors on our Audit Committee. One year following the effective date, our Audit Committee is required to be comprised entirely of independent directors. Currently, two of the three directors on our Audit Committee are independent.

Meetings of the Board

The Board met three (3) times in 2016. Each director attended all of the meetings of the Board and all directors attended more than seventy-five percent (75%) of the meetings held by the committees of the Board on which he served (during the periods that he served).

Board Attendance at the Annual Meeting

Although the Company does not have a written policy concerning Board attendance at the Annual Meetings, it is our expectation that all directors will attend the Annual Meeting and will attend all future annual meetings of the Company’s stockholders.

Board Leadership Structure

The Board has no policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer.  The Board believes it is important to retain its flexibility to allocate the responsibilities of the Chairman of the Board and the Chief Executive Officer in any way that is in the best interests of the Company at a given point in time.  Currently, the role of Chairman of the Board and Chief Executive Officer are separate.

We believe this structure:

•	Promotes balance between (i) the Board's independent authority to oversee our business and (ii) the Chief Executive Officer and our management team who manage the business on a day-to-day basis; and
•	Allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman.

If the Board chooses to combine the roles in the future, a Lead Director will be appointed annually by the independent directors.

Board Role in Risk Oversight

The Board has extensive involvement in the oversight of risk management and both the Board and the Audit Committee receive regular reports from management.  The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, and our compliance with legal and regulatory requirements.  Through its regular meetings with management, including the finance, legal, internal audit, and compliance functions, the Audit Committee reviews and discusses all significant areas of our business and reports to the Board areas of risk and appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

DIRECTOR COMPENSATION

All members of our Board are entitled to be reimbursed for reasonable expenses incurred in attending all Board and committee meetings. Directors who are our employees or employees of CD&R and KKR do not receive remuneration for serving on our Board. Prior to the IPO, Mr. Lederer waived his right to receive remuneration for his service on our Board.  Following the IPO, we resumed payments to Mr. Lederer as a non-employee director.  Non-employee directors receive an annual retainer of $100,000, paid quarterly, in arrears. The Chair of the Audit Committee receives an additional annual retainer of $25,000, paid quarterly, in arrears, and the Chair of each of the Compensation and Nominating and Corporate Governance Committees receives an additional annual retainer of $20,000, paid quarterly, in arrears. In addition, each non-employee director receives an Annual Equity Grant of $100,000, split evenly between RSUs (50% performance vesting and 50% time vesting) and stock options (50% performance vesting and 50% time vesting), vesting over a four-year period. The following table reflects the fees earned by our non-employee directors who were compensated for service in fiscal 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Mr. Carruthers(1)	50,000	25,000	25,000	100,000
Mr. Lederer(2)	58,333	50,000	50,000	158,333
Mr. Tehle(1)(3)	62,500	25,000	25,000	112,500

(1)	Mr. Carruthers and Mr. Tehle joined our Board on July 18, 2016. Their cash retainers and Annual Equity Grants have been prorated for their partial year of service.
(2)	Mr. Lederer received a prorated cash retainer for his service from June 1, 2016, the closing date of our IPO. Mr. Lederer received an Annual Equity Grant for his full year of service in fiscal 2016.
(3)	Mr. Tehle has served as the Chair of our Audit Committee since July 18, 2016. His additional retainer has been prorated for the partial year of service.

BOARD POLICY REGARDING COMMUNICATIONS

All interested parties, including but not limited to stockholders, who wish to contact the Company’s directors may send written correspondence, in care of the Secretary, to the following address:

US Foods Holding Corp.

9399 W. Higgins Road

Suite 500

Rosemont, IL, 60018

Communications may be addressed to an individual director, to the non‑management directors as a group, or to the Board as a whole, confidentially or otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Beneficial Ownership of US Foods Common Stock

The following table and accompanying footnotes set forth information as of March 3, 2017, with respect to the beneficial ownership of our common stock by (1) each individual or entity known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our NEOs, and (4) all of our executive officers and directors, as a group. There were 221,564,036 shares of our common stock outstanding as of March 3, 2017.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power for the indicated shares of common stock. Unless otherwise noted, the address for each beneficial owner listed below is c/o US Foods Holding Corp., 9399 W. Higgins Road, Suite 500, Rosemont, IL 60018.

	Common Stock Beneficially Owned
Name and Address of Beneficial Holder	Number	Percent
Investment Funds Associated With or Managed By Clayton, Dubilier & Rice, LLC(1)	62,633,332	28.27%
Investment Funds Associated With Kohlberg Kravis Roberts & Co., L.P.(2)	62,633,331	28.27%
Directors and Named Executive Officers
Court D. Carruthers	-	-
John C. Compton(3)	-	-
Robert M. Dutkowsky	-	-
Kenneth A. Giuriceo(3)	-	-
Fareed Khan(4)	172,376	⋆
Jay A. Kvasnicka(4)	59,536	⋆
John A. Lederer(4)	2,085,315	⋆
Vishal Patel(5)	-	-
Carl Andrew Pforzheimer	-	-
Keith Rohland(4)	230,049	⋆
Pietro Satriano(4)	601,106	⋆
Mark W. Scharbo(4)	200,943	⋆
Richard J. Schnall(3)	-	-
Nathaniel H. Taylor(5)	-	-
David M. Tehle	-	-
All directors and executive officers as a group (20 people)	3,447,432	1.56%

⋆	Less than 1%
(1)

Represents shares held by the following investment funds associated with Clayton, Dubilier & Rice, LLC: a) 44,444,444 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; b) 12,962,963 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P.; c) 316,450 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; d) 18,202,068 shares of common stock held by CDR USF Co-Investor, L.P., whose general partner is CDR USF Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and e) 7,407,407 shares of common stock held by CDR USF Co-Investor No. 2, L.P., whose general partner is CDR USF Co-Investor GP No. 2, Limited, whose sole stockholder is CD&R Associates VII, L.P. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with CD&R. Such persons expressly disclaim such beneficial ownership.

Investment and voting decisions with respect to shares held by CD&R are made by an investment committee of limited partners of CD&R Associates VII, L.P. (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian C. Griffiths, Marco Herbst, George K. Jaquette, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Christian Rochat, Ravi Sachdev, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo, and David H. Wasserman. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with CD&R. Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor, L.P. and CDR USF Co-Investor No. 2, L.P. Each of CDR USF Co-Investor GP Limited and CDR USF Co-Investor GP No. 2, Limited expressly disclaims beneficial ownership of the shares held by each of CDR USF Co-Investor Limited, CDR USF Co-Investor No. 2, Limited, Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. and CD&R Parallel Fund VII. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR USF Co-Investor L.P. and CDR USF Co-Investor No. 2, L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd., CD&R Associates VII (Co-Investment), Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for CD&R is 375 Park Avenue, 18th Floor, New York, NY 10152.

(2)

Represents shares held by the following investment funds associated with KKR: a) 73,900,000 shares of common stock held by KKR 2006 Fund L.P.; b) 5,925,925 shares of common stock held by KKR PEI Food Investments L.P.; c) 1,359,259 shares of common stock held by KKR Partners III, L.P.; d) 666,666 shares of common stock held by OPERF Co-Investment LLC; and e) 1,481,481 shares of common stock held by ASF Walter Co-Invest L.P. The sole general partner of the KKR 2006 Fund L.P. is KKR Associates 2006 L.P., and the sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. The sole general partner of KKR PEI Food Investments L.P. is KKR PEI Food Investments GP LLC. The sole member of KKR PEI Food Investments GP LLC is KKR PEI Investments, L.P., whose sole general partner is KKR PEI Associates, L.P., and the sole general partner of KKR PEI Associates, L.P. is KKR PEI GP Limited. The sole shareholder of KKR PEI GP Limited is KKR Fund Holdings L.P. Messrs. Henry Kravis and George Roberts have also been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. KKR III GP LLC is the sole general partner of KKR Partners III, L.P. The managers of KKR III GP LLC are Messrs. Kravis and Roberts. The manager of OPERF Co-Investment LLC is KKR Associates 2006 L.P. The general partner of ASF Walter Co-Invest L.P. is ASF Walter Co-Invest GP Limited. The sole shareholder of ASF Walter Co-Invest GP Limited is KKR Fund Holdings L.P. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts.

Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held.

The address for all entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)

Does not include 83,333,332 shares of common stock held by investment funds associated with CD&R. Messrs. Compton, Giuriceo and Schnall serve on our Board and are executives of CD&R. They disclaim beneficial ownership of the shares held by investment funds associated with CD&R.

(4)

Includes restricted stock, shares that were purchased pursuant to our 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates, as amended (the “2007 Stock Incentive Plan”), and vested options exercisable within 60 days.

This does not include unvested restricted stock units or unvested options. No unvested restricted stock units or unvested options are scheduled to vest within 60 days.
(5)

Does not include 83,333,331 shares of common stock held by investment funds associated with KKR. Messrs. Taylor and Patel serve on our Board and are executives of KKR. They disclaim beneficial ownership of the shares held by investment funds associated with KKR

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons owning more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for fiscal 2016 have been timely filed by each person who, at any time during the fiscal year, was a director, executive officer or beneficial owner of more than 10% of our common stock, except as follows:

•	Due to administrative errors, the Form 3 filings for Ms. Pryor and Mr. Khan were inadvertently filed late.
•

Due to an accounting error requiring the recalculation of the Black-Scholes value of stock options granted in June 2016, one Form 4 filed on behalf of each of the following current and former executive officers of the Company underreported the number of time-based stock options granted, resulting in a late filing: Mr. Guberman, Mr. Khan, Mr. Kvasnicka, Ms. Monroe, Ms. Pryor, Mr. Rickard, Mr. Rohland, Mr. Satriano, Mr. Schaffner, Mr. Scharbo, and Mr. Schiano.  Each Form 4 was subsequently amended to correct the underreporting.

•

Due to an administrative error, one Form 4 filed on behalf of Mr. Kvasnicka underreported the number of time-based stock options granted to Mr. Kvasnicka, resulting in a late filing.  The Form 4 was subsequently amended to correct the underreporting.

RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy governing the identification, review, approval, and consideration or ratification of Related Party Transactions, which we refer to as our “Related Party Transactions Approval Policy.” For the purposes of the Related Party Transactions Approval Policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements, or relationships any amendment or modification to any existing transactions, arrangements, or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party had, has or will have a direct or indirect interest.

A “Related Party,” as defined in the Related Party Transactions Approval Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our Company or a nominee to become a director of our Company; any person who is known to be the beneficial owner of more than 5% of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Pursuant to the terms of our Related Party Transactions Approval Policy, the Audit Committee of the Board must review and decide whether to approve or ratify any Related Party Transaction. Any Related Party Transaction is required to be reported to our General Counsel and the General Counsel will then determine whether it should be submitted to our Audit Committee for consideration by its disinterested members.

Related Party Transactions

The following disclosure includes all Related Party Transactions where the amount involved exceeds $120,000.

Amended and Restated Stockholders Agreement

We are currently party to a stockholders agreement (the “Amended and Restated Stockholders Agreement”) with the Sponsors.  Collectively, the Sponsors hold 56.67% of our outstanding common stock. The Amended and Restated Stockholders Agreement contains, among other things, agreements with respect to the election of our directors. The Amended and Restated Stockholders Agreement grants each of the Sponsors the right to designate for nomination for election a number of designees equal to: (i) at least 40% of the total number of directors comprising the Board at such time as long as such Sponsor owns at least 90% of its original shares of common stock; (ii) at least 30% of the total number of directors comprising the Board at such time as long as such Sponsor owns at least 75% but less than 90% of its original shares of common stock; (iii) at least 20% of the total number of directors comprising the Board at such time as long as such Sponsor owns at least 50% but less than 75% of its original shares of common stock; (iv) at least 10% of the total number of directors comprising the Board at such time as long as such Sponsor owns at least 25% but less than 50% of its original shares of common stock; and (v) at least 5% of the total number of directors comprising the Board at such time as long as such Sponsor owns at least 10% but less than 25% of its original shares of common stock. Pursuant to the Amended and Restated Stockholders

Agreement, each of the Sponsors agrees to vote, or act by written consent, with respect to any common stock owned by it, to cause each of the Sponsors’ designees and our Chief Executive Officer to be elected to our Board. So long as each of the Sponsors has the right to designate at least one nominee to the Board, we will include at least one designee from each of the Sponsors on each of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee, subject to compliance with applicable regulations. We do not currently have any Sponsor designees on the Audit Committee.  The Amended and Restated Stockholders Agreement provides that the Board will be comprised of between two and 15 directors, but the number of directors can only be changed with the consent of the Sponsors for so long as each has the right to designate nominees to the Board under the Amended and Restated Stockholders Agreement. In addition, the Amended and Restated Stockholders Agreement grants to the Sponsors special governance rights, for as long as the applicable Sponsor maintains ownership of our common stock at a level that would entitle the Sponsor to designate a nominee to our Board or that is at least 10% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our Chief Executive Officer.

In addition, all of our executive officers and certain of our other employees have entered into agreements with us and the Sponsors in connection with their purchase of shares our common stock and receipt of equity awards under the 2007 Stock Incentive Plan. Such agreements include management stockholder’s agreements and subscription agreements, under which our executives and employees purchased our common stock (and were granted additional equity awards to acquire our common stock). These agreements contain, among other things, restrictions on the transfer of our shares of common stock, rights of the Company to repurchase shares of our common stock and options in certain circumstances, and limited “piggyback” registration rights.

Amended Registration Rights Agreements

We are currently a party to an amended registration rights agreement (the “Amended Registration Rights Agreement”) with the Sponsors holding substantially all of the shares of our common stock. The Amended Registration Rights Agreement grants to the Sponsors the right to cause us, at our own expense, to use our reasonable best efforts to register shares held by the Sponsors for public resale, subject to certain limitations. In the event we file a registration statement to register any of our common stock, the Sponsors also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Amended Registration Rights Agreement also provides for us to indemnify the Sponsors party to such agreement and their affiliates for certain misstatements, omissions, and violations of securities laws in connection with the registration of our common stock.

Consulting Agreements

We were a party to consulting agreements with each of the Sponsors (the “Consulting Agreements”), pursuant to which each Sponsor provided us with ongoing consulting and management advisory services and received fees and reimbursements of related out-of-pocket expenses. Under these agreements, we paid consulting fees, in the aggregate to both Sponsors, of $10 million in each of the fiscal years 2015, 2014, and 2013. We terminated the Consulting Agreements with each of the Sponsors on June 1, 2016 and paid an aggregate termination fee of $30.7 million ($15.3 million to CD&R and $15.3 million to KKR).

Indemnification Agreements

We are a party to indemnification agreements with each of the Sponsors, pursuant to which we indemnify such Sponsors, and their respective affiliates, directors, officers, partners, members, employees, agents, representatives, and controlling persons, against certain liabilities arising out of performance of the Consulting Agreements described above under “—Consulting Agreements” and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

Financing Arrangements with Related Parties

In May 2016, KKR Capital Markets LLC, an affiliate of KKR, received underwriter discounts and commissions of $5 million in connection with the Company’s IPO and received approximately $1 million for services rendered in connection with certain debt refinancing transactions.

Relationship with KKR Credit

Since 2013, investment vehicles advised by KKR were participating lenders under our Amended 2011 Term Loan, which was refinanced in June 2016. Prior to or in connection with its refinancing, investment funds or accounts managed or advised by KKR had received aggregate principal payments of approximately $154.5 million and interest payments and consent, amendment or extension fees of approximately $47.5 million. Entities affiliated with KKR and investment funds or accounts managed or advised by KKR also hold a portion of the Amended and Restated 2016 Term Loan and, since the beginning of fiscal 2016, had received aggregate principal payments of $85 million and interest payments of $4 million.

Since 2013, investment funds or accounts managed or advised by KKR were also holders of our old senior notes, which we redeemed in June 2016 using the net proceeds from our IPO. Prior to such redemption, investment funds or accounts managed or advised by KKR had received interest payments and consent fees of approximately $3.5 million and received approximately $10.3 million in principal amount and early redemption premiums in connection with the redemption.

Transactions with Other Related Parties

There have been no other Related Party Transactions since the beginning of fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our philosophy and the objectives of our executive compensation program and describe the material components of our executive compensation program for our Named Executive Officers (“NEOs”) whose compensation is set forth in the Summary Compensation Table and other compensation tables in this proxy statement. For fiscal 2016, our NEOs were:

•	Pietro Satriano, our President and Chief Executive Officer;
•	Fareed A. Khan, our former Chief Financial Officer (Mr. Khan resigned the position of Chief Financial Officer, effective February 6, 2017);
•	Keith D. Rohland, our Chief Information Officer;
•	Mark W. Scharbo, our Chief Supply Chain Officer (Mr. Scharbo is leaving the company, effective March 31, 2017); and
•	Jay A. Kvasnicka, our Executive Vice President, Locally-Managed Sales and Field Operations.

In addition, we explain how and why the Compensation Committee determines our compensation policies and makes decisions involving our NEOs.

Executive Summary

Our mission is to be First in Food.  This mission is supported by our strategy of Great Food. Made Easy. This strategy centers on providing a broad and innovative offering of high-quality products to our customers, as well as a comprehensive suite of industry-leading e-commerce, technology, and business solutions.  Our results for fiscal 2016 reflect steady execution of our growth strategy, as evidenced by case volume growth, improving gross margins, and expense productivity improvements.

Our long-term success depends on our ability to attract, develop, motivate, and retain highly talented individuals who are committed to our vision and strategy. A key objective of our executive compensation program is to link such individuals’ pay to their individual performance and their contribution to advancing our overall annual and long-term performance and business strategies. We believe that the amount of compensation we pay to our leadership reflects their extensive management experience, continued high performance, and exceptional service to us. We also believe that our compensation strategies have been effective in attracting high-performing executive talent and promoting performance and retention.

Overview of Compensation for Fiscal 2016

Fiscal 2016 marked another year of business transition and financial success for us. These results reflected the performance of our current leadership team, our transition following the termination of the proposed merger with Sysco Corporation (the “Acquisition”) and our successful IPO. Our NEOs delivered the operational and financial successes that are outlined in detail in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2016 and include:

•	Continued increasing growth rates with independent restaurant customers;
•	Completing the roll out of a new field structure;
•	Initiating the roll out of a new corporate structure;
•	Renovating and expanding our facilities; and
•	Acquiring three broadline foodservice distributors since December 2015, which had a combined total of more than $246 million in annual sales.

In fiscal 2013, our Compensation Committee put in place certain Transaction Bonuses and Retention Bonuses in light of the proposed Acquisition. In fiscal 2015, our Compensation Committee took into consideration the significant amount of work performed over a multi-year period by the NEOs toward the consummation of the Acquisition and the circumstances that resulted in the Acquisition not being completed within the originally anticipated timeframe. Based on its review, our Compensation Committee approved the payment of the eligible Transaction Bonus to each NEO in fiscal 2015 and the Retention Bonus in two equal tranches in fiscal 2015 and fiscal 2016.

To continue providing appropriate incentives to align our leadership with our stockholders, in fiscal 2016 our Compensation Committee continued the practice of granting equity to our NEOs that resumed in fiscal 2015 after the termination of the Acquisition. Similar to its practice in fiscal 2015, our Compensation Committee elected to use a mix of time- and performance-vested stock options and time- and performance-vested RSUs to promote performance and retention. Our long-term equity compensation program is described in more detail below.

Changes to our Executive Leadership Team in Fiscal 2016 and Beyond

In September 2016, Jay A. Kvasnicka assumed the role of Executive Vice President, Field Operations (in addition to his role as Executive Vice President, Locally-Managed Sales) when Mr. Gregory Schaffner, our former Executive Vice President, Field Operations, announced that he would be retiring after 44 years with the Company. In connection with his assumption of this new role, Mr. Kvasnicka received an increase in his base salary, as described in “Overview of the Fiscal 2016 Executive Compensation Program—Fiscal 2016 Adjustments to Base Salary,” and a promotional equity grant of stock options and RSUs, as described in “Overview of the Fiscal 2016 Executive Compensation Program—Promotional Equity Grant.” Mr. Khan resigned the position of Chief Financial Officer effective February 6, 2017.  Mr. Dirk Locascio assumed the role of Chief Financial Officer on February 6, 2017. Mr. Scharbo, Chief Supply Chain Officer, is leaving the company effective March 31, 2017. An external search to fill his position is underway.

Changes to our Executive Compensation Program from Fiscal 2015 to Fiscal 2016 and Beyond

US Foods is committed to providing and maintaining a competitive executive compensation program. We made modest refinements to our executive compensation programs in fiscal 2016 compared to fiscal 2015. The changes made were designed to strengthen our commitment to paying for performance, particularly individual performance. In 2016, we reintroduced an individual performance factor that applies to Annual Incentive Plan awards to ensure that individual executive performance is specifically considered in our annual incentive process, and to promote, recognize, and reward strong individual efforts. Another key change involves future awards under the Annual Equity Grant program. For awards made in 2017 and beyond, Annual Equity Grant awards will be based on both the grade level of an individual’s position and the individual’s performance. Again, this change strengthens the alignment between our performance management and incentive rewards processes to ensure strong performers on whom we rely will be recognized appropriately.

Component	Change	Rationale

Annual Incentive Plan Award	• Reintroduced the application of the Individual Performance Factor multiplier to all participating employees.	• Provides a pay-for-performance link between Annual Incentive Plan awards and individual employee performance.

Annual Equity Grant	• Awards made in 2017 and beyond will be based on both grade level and individual performance.	• Strengthens alignment of equity inventive awards with performance recognition.

Philosophy of our Executive Compensation Program

We provide compensation strategies and programs that attract, motivate, develop, and retain the right talent, in the right places, at the right time. We strive to provide a total compensation package that is competitive with comparable employers who compete with us for talent and is equitable among our internal workforce. We believe that our executive compensation program should support our goal of achieving sustained increases in our long-term value while encouraging appropriate risk-taking by our executives.

Our executive compensation plans directly link a substantial portion of annual executive compensation to our financial and operating performance through the use of annual cash bonus programs and long-term equity programs. These plans are designed to deliver superior compensation for superior company performance. Likewise, when our performance falls short of expectations, these programs deliver lower levels of compensation.

Our Compensation Committee also seeks to balance pay-for-performance objectives with retention considerations. This means that even during temporary downturns in the economy and the foodservice distribution industry, our compensation programs continue to provide appropriate incentive opportunities to ensure that successful, high-performing employees stay committed to increasing our long-term value.

Guiding Principles in our Executive Compensation Program

We use the following guiding principles as the basis of our executive compensation philosophy to attract, motivate, develop and retain talent who will drive financial and strategic growth and build long-term value:

•	Establish and support a link between pay and performance—both at the Company level and at individual levels;
•	Differentiate pay for superior performers that recognizes and rewards individual contributions to our success;
•	Appropriately balance short-term and long-term compensation opportunities with our short-term and long-term goals and priorities;
•	Balance risk and reward by providing appropriate incentives to encourage sustainable financial performance;
•	Focus leadership on long-term value creation by providing equity ownership incentives to executives; and
•	Offer cost-efficient programs that ensure accountability in meeting our performance goals and are easily understood by participants.

Components and Objectives of our Executive Compensation Program

Our Compensation Committee built the executive compensation program upon a framework that includes the following three main elements:

•	Annual cash compensation (salary, annual cash bonus, and occasional other cash compensation);
•	Long-term equity incentives (equity investment program, annual stock grants, and occasional other equity grants); and
•	Other benefits and perquisites (health and welfare benefits, retirement programs, insurance, minimal perquisites).

These three elements are summarized below, and are discussed in more detail in the following paragraphs:

Annual Cash Compensation

Component	Description of Component	Objective of Component

Base Salary	Fixed amount based on level of responsibility, experience, tenure and qualifications.

•    Supports talent attraction and retention. Forms basis for Annual Incentive Plan award.

•    Consistent with competitive pay practice. Based on our external market comparison, generally targeted at the median of base salary for similar executive positions in our peer group.

Annual Incentive Plan Award

Annual cash bonus that is designed to reward executive officers for achieving annual financial performance goals and individual performance goals.

Payment of the Annual Incentive Plan award is based on satisfaction of key financial performance criteria, including Adjusted EBITDA and Cash Flow—Net Debt.

•    Links executive pay and our financial performance.

•    Drives the achievement of annual business objectives.

•    Based on our external market comparison, generally targeted at the median of the annual cash incentive ranges for similar executive positions in our peer group.

Discretionary Cash Bonuses	The Compensation Committee may provide special cash bonuses to select individuals on a discretionary basis.	• Recognizes extraordinary efforts of individuals or special circumstances.

Long-Term Equity Incentives

Component	Description of Component	Objective of Component

Equity Investment Program

Prior to the IPO, key management employees may have been eligible to invest in our Company through this program. For their investment, participants were eligible to receive (1) an investment stock option grant equal to the fair market value of their investment level, plus (2) an investment stock option grant based on a multiple of their investment level (1.00x to 5.00x).

No NEO received investment stock options in 2016.

•    Designed to focus our key management employees on long-term value creation by providing a significant financial reward for financial and operational success of our Company prior to the IPO.

•    Aligns the performance of our Company with the pay of our executives.

•    Investment option grant designed to only have value if our financial and operating performance increases after date of grant.

Annual Equity Grant	Eligible participants, including the NEOs, receive grants of both RSUs and stock options that vest pro-rata based on performance and time.

•    Designed to support our multiyear transformation initiative by providing participants with an ownership stake in our Company as well as an opportunity to build future wealth.

•   Based on our external market comparison, generally targeted at the median of the long-term incentive value ranges for similar executive positions in our peer group, but, for awards made in 2017 and beyond, may vary based on individual performance.

Supplemental Equity Grants

Special grants of equity (in addition to the Annual Equity Grants) are provided on an occasional and selective basis.

Other equity grants can vest over time or vest based on meeting specified performance goals (generally subject to continued employment).

•    Special equity grants are generally designed to enhance retention of key management employees through the vesting requirements or reflect a key executive’s promotion.

•    Equity grants based on performance align the performance of our Company with the pay of our executives.

Other Benefits and Perquisites

Component	Description of Component	Objective of Component

Other Benefits and Perquisites	Our NEOs are eligible to participate in the same benefit programs that are offered to other salaried and hourly employees.	• Designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare.

The NEOs are eligible for enhanced Long Term Disability (LTD) and life insurance coverage and participate in the Executive Allowance Plan, which provides an annual allowance to defray the cost of services normally provided to executives, such as financial or legal planning, or executive physicals.

• Supplemental programs intended to assist us in attracting, motivating, and retaining high caliber executive talent.

Severance Agreements

Each of our NEOs has entered into a Severance Agreement with us. Structured as “severance” rather than “employment” agreements, these agreements outline compensation considerations in the event that (1) the executive’s employment is terminated by us other than for cause, or (2) employment is ended by the executive with good reason.

• Designed to provide standard protection to both the executive and to us to ensure continuity and aid in retention.

How We Make Compensation Decisions

Our Compensation Committee, in consultation with management and the Compensation Committee’s independent compensation consultant, focuses on ensuring that our executive compensation programs reinforce our pay for performance philosophy and enhance longer-term value creation.

Committee Oversight

Our Compensation Committee, comprised of our non-employee directors designated by our Sponsors, is responsible for overseeing our executive compensation program. Our Compensation Committee determines and approves all compensation for our NEOs.

Although our entire Board of Directors meets to discuss our CEO’s goals and performance in achieving those goals each fiscal year, the Compensation Committee approves all compensation awards and payout levels for our CEO.

Our Compensation Committee develops and oversees programs designed to compensate our NEOs, our officers and other executives. Our Compensation Committee is also authorized to approve all awards under the equity investment program, grants of restricted stock, RSUs, stock options, equity appreciation rights and other awards under our equity-based incentive plans for our employees.

Our Compensation Committee has several resources and analytical tools it uses in making decisions related to executive compensation. The table below discusses the key resources available to the Compensation Committee.

Compensation Committee Resources

Independent Committee Consultant

Meridian Compensation Partners (“Meridian”) provides independent advice to our Compensation Committee in connection with matters pertaining to executive compensation. The scope of services Meridian may be asked to provide generally includes (1) attending, as requested, select Compensation Committee meetings and associated preparation work; (2) supporting our Compensation Committee’s decision-making with respect to executive compensation matters; (3) providing advice on our compensation peer group; (4) providing competitive market studies; and (5) updating our Compensation Committee on emerging best practices and changes in the regulatory and governance environment.

Meridian was engaged exclusively by the Compensation Committee. Meridian did not provide any services to us in fiscal 2016 that were unrelated to executive compensation.

After evaluating the information presented in accordance with the independence rules of the NYSE, the Compensation Committee concluded that Meridian was independent.

Human Resources Department

Our Chief Human Resources Officer and our Human Resources Department provide benchmarking data (comprised of peer group analysis and supplemental external compensation survey data analysis) and recommendations with respect to annual base salary, Annual Incentive Plan, and long-term incentive compensation decisions to our Compensation Committee. As requested by our Compensation Committee, our Human Resources Department works with Meridian to gather and analyze relevant competitive data and to identify and evaluate various alternatives for executive compensation.

CEO

For other NEOs, our CEO makes individual recommendations to our Compensation Committee on base salary levels, annual cash incentive awards and long-term equity incentive compensation opportunities. Our CEO also provides initial recommendations for Annual Incentive Plan performance targets for our Compensation Committee to consider.

Although our Compensation Committee values and welcomes input from management, it retains and exercises sole authority to make decisions regarding NEO compensation. No member of management, including our CEO, has a role in determining his or her own compensation.

Role of CEO in Determining Executive Compensation

As described above, our CEO assists our Compensation Committee by providing an evaluation of the performance of the other NEOs and recommends compensation levels. In forming such recommendations, our CEO is advised by our Human Resources Department, which assesses the design of, and makes recommendations related to, our compensation and benefits programs.

Our CEO also consults with other NEOs for recommendations related to the appropriate financial performance measures used in our Annual Incentive Plan. In developing recommendations for our Compensation Committee, our CEO and our Human Resources Department consult benchmarking and other market surveys from Meridian, as described elsewhere in this Compensation Discussion and Analysis, and structure their recommendations to adhere to the philosophy and objectives described in “Philosophy of our Executive Compensation Program.”

Use of Competitive Data

We believe we must pay compensation that is competitive with the external market for executive talent. This allows us to attract, motivate, develop and retain executives who have the necessary skills to enhance our long-term business results. For the NEOs, we generally construct external market comparison points by examining (1) peer group proxy data and (2) compensation market survey data.

Peer Group Data

Periodically, Meridian and our Compensation Committee will review the membership of the peer group, to ensure the peer group continues to reflect companies whose business size and complexity are similar to us and with which we compete for top executive talent. The methodology used in constructing the proposed peer group included:

•	For data availability purposes, the group of available companies included publicly traded U.S. companies plus other companies who file periodic reports with the SEC.
•	The group of available companies was narrowed to:

Food distributors;

Non-food distributors in high-volume/low-margin businesses in the following industries: trading companies and distributors, retail distributors, health care distributors, and technology distributors;

Other food/staples retailers; and

Food products companies.

•	The potential peers were screened based on both revenues and EBITDA margin.

In April 2016, our Compensation Committee approved the inclusion of the following companies in the peer group used for executive pay and program benchmarking:

• The Andersons Inc.	• W.W. Grainger, Inc.	• Sysco Corporation
• Arrow Electronics Inc.	• Henry Schein, Inc.	• Tech Data Corporation
• Avnet, Inc.	• The Kraft Heinz Company	• Tyson Foods, Inc.
• Campbell Soup Company	• Owens & Minor, Inc.	• United Natural Foods, Inc.
• ConAgra Brands, Inc.	• Performance Food Group Company	• WESCO International, Inc.
• Dean Foods Company	• SpartanNash Company
• Genuine Parts Company	• Synnex Corporation

Use of Performance Evaluations in Setting Base Salaries

Our Compensation Committee conducts an annual assessment of our CEO’s performance. Our CEO provides to our Compensation Committee an evaluation of the performance of each other NEO to determine each executive’s success in meeting our operating priorities or exhibiting the core attributes on which all employees are evaluated. These evaluations are subjective and no objective criteria or relative weighting is assigned to any individual factor. Our Compensation Committee uses the performance evaluations for the CEO and each other NEO as an eligibility threshold for determining annual base salary increases.

Any NEO who receives a “Performing” or “Excelling” performance rating is eligible to receive a base salary increase reflecting the following factors:

•	The NEO’s performance relative to the other NEOs, and/or
•	The median base salary of the peer group or other market comparator group, and/or
•	Any additional or exceptional event that occurs, such as an internal equity adjustment, a promotion or a change in responsibilities, and/or
•	The overall budgeted increase for our salaried employee population.

The merit increase program was suspended in fiscal 2014 and the effective date of the next merit cycle was moved from July 2015 to April 2016. In fiscal 2016, one NEO received a promotional salary increase and three other NEOs received salary increases to reflect internal equity and external market competitiveness issues as described below under “Fiscal 2016 Adjustments to Base Salary.” Actual annual base salary determinations are discussed under “Base Salary.”

Internal Analysis in Setting Compensation Elements

With respect to annual salary, Annual Incentive Plan awards and Annual Equity Grant awards available to NEOs, our Compensation Committee considers the internal equity of the compensation awarded by using comparisons within our Company based on, among other factors, role, title and responsibilities.

Business Performance and Impact on Pay

Our executive compensation program directly links a substantial portion of executive compensation to our Company’s performance, through annual cash and long-term equity incentives. In developing our pay for performance policies, our Compensation Committee generally reviews elements of pay for each executive position against the market comparison data points for similar executive positions at other companies. The external market comparison data points include the data and processes discussed above under “Use of Competitive Data” and “Peer Group Data.”

However, our Compensation Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short- and longer-term compensation. This varied approach to our pay mix allows our Compensation Committee flexibility to structure our annual and longer-term compensation programs and adjust for the evolving business environment.

The following charts show the various components of the compensation of our current CEO and the other NEOs (excluding our CEO) who were our employees as of December 31, 2016.

Target Compensation Mix—Fiscal 2016

The target compensation mix charts below include (1) base salary in effect at the end of fiscal 2016, (2) Annual Incentive Plan award targets, and (3) target value of Annual Equity Grant stock options and RSUs awarded in 2016.

.

•	Variable Pay includes: target Annual Incentive Plan award, time-based stock options, time-based RSUs, target performance-based stock options, and target performance-based RSUs.
•	Long Term Incentives (LTI) includes: time-based stock options, time-based RSUs, target performance-based stock options, and target performance-based RSUs.
•	Performance-Based Pay includes: target Annual Incentive Plan award, target performance-based stock options, and target performance-based RSUs.

Overview of the Fiscal 2016 Executive Compensation Program

Base Salary

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the base salary of each NEO that was approved by our Compensation Committee. These salaries were in effect at the end of fiscal 2016.

Named Executive Officer	2015 Base Salary	2016 Base Salary	Increase	Rationale
Pietro Satriano	$900,000	$900,000	0.0%	Not Applicable
Fareed A. Khan	$600,000	$650,000	8.3%	Market Competitiveness
Keith D. Rohland	$475,000	$510,000	7.4%	Market Competitiveness
Mark W. Scharbo	$475,000	$490,000	3.2%	Market Competitiveness
Jay A. Kvasnicka(1)	$400,000	$450,000	12.5%	Promotion

(1)	Mr. Kvasnicka’s promotional increase occurred in September 2016.

Overview of Annual Incentive Plan Award

The Annual Incentive Plan (or “AIP”) is designed to offer opportunities for cash compensation tied directly to our Company’s performance. We pay the Annual Incentive Plan award in cash, with payments generally made in the first quarter of the fiscal year for bonuses earned based on performance in the prior fiscal year. Each year, our Compensation Committee approves the incentive plan framework for each NEO. In January 2016, our Compensation Committee approved the Annual Incentive Plan framework for fiscal 2016. Employees had to have been employed on December 31, 2016 to be eligible to receive the AIP award.

The framework for the 2016 Annual Incentive Plan for our NEOs was based on the following:

Eligible Earnings is equal to the participant’s base salary earnings during the incentive plan year. To the extent that an individual’s salary changes during the year (whether due to increases or decreases), such changes are reflected in the individual’s eligible earnings for purposes of the Annual Incentive Plan.

AIP Target Percentage is the individual percentage by which we determine the NEO’s target award, or award that the NEO would receive if target performance is achieved. The individual target percentages are based on market-competitive data and are established as a percentage of eligible earnings. The eligible earnings multiplied by the AIP Target Percentage is also referred to as the “target award.”

At the beginning of each plan year, our Compensation Committee designates individual AIP Target Percentages for each of our NEOs. The individual AIP Target Percentages for our NEOs generally remained unchanged from fiscal 2015.

The AIP Target Percentages for our NEOs for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2016 AIP Target (% of Base Salary)
Pietro Satriano	125%
Fareed A. Khan	75%
Keith D. Rohland	75%
Mark W. Scharbo	75%
Jay A. Kvasnicka	75%

The Business Performance Factor is calculated based on the financial objectives described below. It is multiplied by the target award to arrive at the fiscal 2016 AIP award. The possible payout range of fiscal 2016 Annual Incentive Plan awards was 0% to 147% of our NEO’s target award for fiscal 2016 performance. For purposes of the Business Performance Factor, we used Adjusted EBITDA and Cash Flow—Net Debt measured at the USF level.

The Business Performance Factor placed a strong emphasis on incenting financial performance by focusing on Adjusted EBITDA and Cash Flow—Net Debt. Our Compensation Committee selected these measures as (1) Adjusted EBITDA is a metric that assesses our financial performance, and (2) Net Debt focuses on monitoring and ultimately reducing our debt. Because our Compensation Committee believes that Adjusted EBITDA has a significant impact on our financial performance, our Compensation Committee elected to both provide a higher weight (90%) and a higher maximum performance factor (150%) than Cash Flow—Net Debt, which was weighted at 10% of the overall Business Performance Factor and had a maximum performance factor of 120%.

EBITDA is defined as net income or loss, plus interest expense-net income tax provision (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (1) Sponsor fees; (2) restructuring and tangible asset impairment charges; (3) share-based compensation expense; (4) the non-cash impact of LIFO reserve adjustments; (5) loss on extinguishment of debt; (6) pension settlement; (7) business transformation costs; (8) Acquisition-related costs; (9) Acquisition termination fees-net; and (10) other gains, losses, or charges as specified in USF’s debt agreements. Adjusted EBITDA is a non-GAAP measure. For purposes of the 2016 AIP, Net Debt is determined by calculating the average of the end of month Net Debt for a thirteen-month period beginning with the last month of the prior fiscal year. Net Debt is defined as long-term debt plus the current portion of long-term debt net of (1) Senior Notes premium, (2) Deferred Financing Fees, (3) restricted cash held on deposit in accordance with our credit agreements and (4) total cash and cash equivalents remaining on the balance sheet at year-end, and adjusted for unbudgeted items as determined by the Board of Directors.

The various levels of business performance targets to reach threshold, target and maximum payouts for the fiscal 2016 Annual Incentive Plan are described in the table below:

Business Performance Factor Targets—Fiscal 2016

	Adjusted EBITDA		Adjusted EBITDA (payout scale)	Cash Flow— Net Debt	Cash Flow— Net Debt (payout scale)
Threshold	$888,250,000		37.50%	$5,073,369,474	37.50%
Target	$935,000,000	(1)	100.00%	$4,819,701,000	100.00%
Maximum	$1,093,950,000		150.00%	$4,798,473,892	120.00%

(1)	The Adjusted EBITDA target was $935 million (excluding the impact of acquisitions).

In order to provide any AIP award under the Adjusted EBITDA performance metric, we historically set an achievement threshold amount of Adjusted EBITDA equal to 95% of the established AIP Adjusted EBITDA target. For the 2016 Annual Incentive Plan, the Adjusted EBITDA achievement threshold was set at $888,250,000. The maximum level was set at approximately 117% of the established AIP Adjusted EBITDA target.

Performance against the Adjusted EBITDA measure is determined independently of performance against the Cash Flow—Net Debt measure. For results between the threshold and target performance levels and between the target and maximum performance levels, linear interpolation is used to determine the payout percentage. Performance results that exceed the maximum performance level receive the maximum payout. Our Compensation Committee believes that the threshold and target levels of performance represent challenging but obtainable Company performance. The maximum target level represents exemplary and extremely challenging performance.

The final Business Performance Factor is calculated by adding the resulting payout percentage for Adjusted EBITDA with the resulting payout percentage for Cash Flow—Net Debt. As a result, it is possible that the payout for either measure, or both measures, could be zero.

The Business Performance Factor is calculated in the table below:

Calculating the Business Performance Factor

Performance Metric	Potential Payment	Weighting	Unweighted Payout Threshold-Maximum	=	Weighted Payout Threshold-Maximum
Adjusted EBITDA	0%-150%	90%	37.5%-150%		33.75%-135%
Cash Flow—Net Debt	0%-120%	10%	37.5%-120%		3.75%-12%

TOTAL	0%-147%	100%			37.5%-147%

During each fiscal year, we accrue a bonus expense for the projected amount of the aggregate AIP awards to be paid to employees that are part of the NEO bonus plan (the “Bonus Pool”). If at any time during the year, management determines it is no longer probable that we will meet our established AIP Adjusted EBITDA target, it will reduce the amount to be accrued or reduce the Bonus Pool to more accurately reflect the expected payout. If we have not met the AIP Adjusted EBITDA threshold for the year, and amounts remain in the Bonus Pool (accrued for expected payouts), management is required by the AIP and by applicable accounting practices to reduce the Bonus Pool by the amount no longer expected to be paid. This, in turn, will increase Adjusted EBITDA (i.e., each dollar that has been accrued to fund the Bonus Pool reduced the Adjusted EBITDA amount by $1, so each dollar removed from the Bonus Pool will increase Adjusted EBITDA by $1).

If the amount by which the threshold exceeds the actual Adjusted EBITDA is greater than the accruals remaining in the Bonus Pool, no AIP award will be paid. The percentage difference between the amount of award payments to be paid to employees if the Company had met the Adjusted EBITDA threshold and the amount remaining in the Bonus Pool that will not reduce the Adjusted EBITDA amount below the threshold, is the “Haircut Reduction.” Under the AIP, the Company will not pay any incentive plan award if the Haircut Reduction equals 100% (i.e., the Company does not meet the threshold set at the beginning of the year). For example, if $5 million were accrued in the Bonus Plan at the end of 2016 (the amount that was accrued and expected to be paid as bonuses) and the Adjusted EBITDA threshold was $5 million more than the actual Adjusted EBITDA, no bonus would be paid (i.e., the Haircut Reduction would equal 100%).

An Individual Performance Factor—based on the performance evaluation of participating employees—is used in calculating the final AIP award. For 2016, use of the Individual Performance Factor multiplier was reintroduced after being suspended during the fiscal 2014 and 2015 years. The Individual Performance Factor covers all participating employees, in addition to our NEOs. Individual performance is measured by both individual performance evaluations and demonstrated leadership. Individual Performance Factors can range from zero (in other words, no award paid) for poor performance to 1.5 (in other words, 150% of the formula-driven award) for exceptional performance.

Fiscal 2016 Annual Incentive Plan Award

The following table reflects the actual performance levels for each of the fiscal 2016 Business Performance Factor metrics that pertain to the NEOS. The fiscal 2016 AIP Business Performance Factor is 109.77%.

Performance Metric	Performance vs. Plan	Unweighted Bonus Payout	X	Component Weighting	=	Weighted Payout
Adjusted EBITDA(1)	102.88%	108.63%		90%		97.77%
Cash Flow—Net Debt(2)	101.90%	120.00%		10%		12.00%

TOTAL						109.77%

(1)

For purposes of the 2016 AIP, the Adjusted EBITDA target was $935 million (excluding the impact of acquisitions), and actual Adjusted EBITDA was $962 million (excluding the impact of acquisitions). Adjusted EBITDA is defined as EBITDA ($782 million for the fiscal year ended December 31, 2016) adjusted for (1) Sponsor fees ($36 million); (2) Restructuring and tangible asset impairment charges ($53 million); (3) Share-based compensation expense ($18 million); (4) the non-cash impact of LIFO reserve adjustments ($(18) million); (5) Loss on extinguishment of debt ($54 million); (6) Pension settlements ($0); (7) Business transformation costs ($37 million); (8) Acquisition-related costs ($1 million); (9) Acquisition termination fees–net ($0); and (10) Other gains, losses or charges as specified in USF’s debt agreements ($10 million).

(2)

For the purposes of 2016 AIP, Cash Flow-Net Debt, Net Debt is determined by calculating the average of the end of month Net Debt for a thirteen-month period beginning with the last month of the prior fiscal year.  Net Debt is defined as long-term debt plus the current portion of long-term debt ($3,782 million) net of (1) Deferred Financing Fees ($(21)million) and (2) total cash and cash equivalents remaining on the balance sheet at year-end ($131 million), and adjusted for unbudgeted items as determined by the Board of Directors ($841 million).  Our Cash Flow-Net Debt for purposes of the Business Performance Factor was 4,728 million, which exceeded the maximum performance level of $4,748.

Based on the approved 2016 Business Performance Factor and the Individual Performance Factor for each NEO. The actual 2016 Annual Incentive Plan award for each NEO was as follows:

Summary of 2016 AIP Awards(1)

Name	Eligible Earnings	X	AIP Target Percentage	X	Business Performance Factor	X	Individual Performance Factor	=	2016 AIP Award
Pietro Satriano	$900,000		125%		109.77%		100%		$1,234,921
Fareed A. Khan	$635,519		75%		109.77%		100%		$523,098
Keith D. Rohland	$499,863		75%		109.77%		100%		$411,449
Mark W. Scharbo	$485,656		75%		109.77%		100%		$399,797
Jay A. Kvasnicka	$416,803		75%		109.77%		100%		$343,034

(1)	Individual components may not add to total presented due to rounding.

Other Cash Bonuses Paid in Fiscal 2016

Special Bonuses

Prior to the termination of the Acquisition, the Compensation Committee suspended the Annual Equity Grant for fiscal 2014 and subsequently, in fiscal 2015, granted a special cash bonus to all employees other than executive officers in consideration of not receiving their 2014 Annual Equity Grant. Mr. Kvasnicka, who was not an executive officer at the time, received this special cash bonus in fiscal 2015. In January 2016, the Compensation Committee awarded the executive officers (other than the CEO) a special cash bonus in consideration of their having not received their 2014 Annual Equity Grant. The special cash bonuses paid in 2016 are summarized below:

Named Executive Officer	Special Cash Bonus Paid in Fiscal 2016
Pietro Satriano	$0
Fareed A. Khan	$187,500
Keith D. Rohland	$150,000
Mark W. Scharbo	$187,500
Jay A. Kvasnicka	$46,875

Retention Awards

In fiscal 2013, our Compensation Committee approved Retention Bonuses for select members of our leadership team. The Transaction Bonuses were originally designed to only pay upon the consummation of the Acquisition to motivate the completion of the closing of the Acquisition. The Retention Awards were originally designed to help keep certain members of our leadership team with our Company up to, during, and after the closing of the Acquisition.

In fiscal 2015, our Compensation Committee elected to pay the Retention Bonus in two equal tranches. The first 50% was paid to select NEOs on September 15, 2015 and the second 50% was paid on March 15, 2016. The portion of the Retention Bonuses paid in fiscal 2016 are summarized below and reported in the “Bonus” column of the Summary Compensation Table below:

Named Executive Officer	Retention Bonus Paid in Fiscal 2016
Pietro Satriano	$250,000
Fareed A. Khan	$300,000
Keith D. Rohland	$237,500
Mark W. Scharbo	$225,000
Jay A. Kvasnicka	$137,500

Overview of Long-term Equity Incentives

Long-term equity incentives provide a balanced focus on both short-term and long-term goals for participating employees, including our NEOs. These incentives are important to recruiting, retention and motivation. They are designed to compensate our NEOs for their long-term commitment to our Company, while motivating sustained increases in our financial performance and shareholder value.

Since our IPO, we have made equity awards under our 2016 US Foods Holding Corp. Omnibus Incentive Plan (the “2016 Plan”). They are always granted in our equity securities, with a per share price or exercise price equal to the “fair market value” of one share of our common stock on the date of grant.

Fair market value is determined by using the closing sales price of our common stock reported on the NYSE on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported.

Prior to our IPO, we granted long-term equity incentive awards under our 2007 Stock Incentive Plan, which included (1) the ability to make an equity investment and (2) grants of stock options, stock appreciation rights (Equity Appreciation Rights), restricted stock RSUs, and other stock-based awards. Under our 2016 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards, and other cash-based awards.

We have an Annual Equity Grant program designed to provide an opportunity for wealth creation tied to our long-term performance. The Annual Equity Grant program improves the alignment of the long-term incentive opportunities with similar opportunities provided by the companies with whom we compete for talent. It also strengthens the focus on creating long-term value by providing financial rewards for operational success.

Equity Investments

Prior to our IPO, key management employees, including our NEOs, have had an opportunity to invest side-by-side with our Sponsors. The ability to invest in our Company focuses our key management on long-term value creation by providing a significant financial reward for operational success. The goal of this incentive was to promote an ownership mentality in management. For their investment, participants received (1) investment shares equal to the fair market value of their investment plus (2) an investment stock option grant based on a multiple of their investment level (1x to 5x), which is determined by the NEO’s title and position. The downside risk to the NEOs is limited to their initial investment. The upside potential is linked directly to share price appreciation from their respective date of investment.

No NEO received investment stock options in 2016.

Special Equity Grant—“Own It” Program

To further encourage a sense of employee ownership in the Company, on January 18, 2016, the Compensation Committee approved a grant of four (4) shares of Company common stock to all employees of the Company employed on such date. As a result, each NEO received a grant of four (4) shares.

Annual Equity Grant

In fiscal 2013, we introduced a new Annual Equity Grant (AEG) program designed to provide an opportunity for wealth creation tied to our long-term performance. The Annual Equity Grant program both improves the alignment of the long-term incentive opportunities with similar opportunities provided by the companies with whom we compete for talent and strengthens the focus on long-term value creation by providing financial rewards for operational success.

Eligible participants, including the NEOs, receive awards of both RSUs and stock options. The “mix” of equity awards varies depending on the participant’s role within our Company and, for awards made in 2017 and beyond, their individual performance. For our NEOs, 75% of the AEG award is delivered in stock options and 25% in RSUs. 50% of the AEG award, whether stock options or RSUs, vests based on time, vesting in equal portions over four years (25% per year), and the remaining 50% vests based on performance.

Specifically, performance-based stock options and performance-based RSUs are earned using two criteria.

•	First, they are subject to the person remaining employed with us during the entire performance period.
•	Second, our Board of Directors or Compensation Committee must determine that we have achieved the annual performance target, based on Adjusted EBITDA, for each of the relevant fiscal years.

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If a performance target for a given fiscal year is not met, the performance-based stock options and performance-based RSUs may still vest on a cumulative or catch-up basis if (1) the cumulative Adjusted EBITDA performance target is met in the given fiscal year (i.e. previous years exceeded their Adjusted EBITDA performance targets), or (2) at the end of a subsequent fiscal year, a specified cumulative Adjusted EBITDA performance target is achieved.

The annual and cumulative Adjusted EBITDA performance targets are based on our long-term financial plans in existence at the time of the grant. The new targets are reviewed and approved on a yearly basis. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution. For purposes of the performance-based awards, we used Adjusted EBITDA measured at the US Foods, Inc. level.

The chart below summarizes the 2016 AEG mix for our NEOs.

The grant date for the 2016 AEG was June 23, 2016. To be eligible for an AEG award, a NEO must be actively employed in good standing on the date of the grant.

Compensation Equity Awards

The value and mix of the fiscal 2016 Annual Equity Grant awards for our NEOs are as follows. As discussed above under “Use of Competitive Data” our Compensation Committee uses both (1) peer group proxy data and (2) compensation market survey data to construct market comparisons for our NEOs. Our Compensation Committee has generally targeted the median of the long-term incentive value ranges for similar executive positions for peer companies.

Once the value and mix were determined, the number of RSUs awarded was calculated using the fair market value of our common stock on the grant date and the number of stock options awarded was calculated using the Black-Scholes value of the stock option award on the grant date. Vesting for both options and RSUs is 50% performance-based and 50% time-based, as described above.

Named Executive Officer	2016 Grant Value	2016 Grant Mix	Stock Options Grant Value	RSUs Grant Value
Pietro Satriano	$3,000,000	75% options/25% RSUs	$2,250,000	$750,000
Fareed A. Khan	$750,000	75% options/25% RSUs	$562,500	$187,500
Keith D. Rohland	$750,000	75% options/25% RSUs	$562,500	$187,500
Mark W. Scharbo	$750,000	75% options/25% RSUs	$562,500	$187,500
Jay A. Kvasnicka	$500,000	75% options/25% RSUs	$375,000	$125,000

The number of stock options or RSUs that we awarded and their vesting conditions are detailed below:

Named Executive Officer	Number of Performance- Based Stock Options(1)	Number of Time-Based Stock Options(2)	Number of Performance- Based RSUs(3)	Number of Time-Based RSUs(4)
Pietro Satriano	171,756	171,756	16,178	16,178
Fareed A. Khan	42,939	42,939	4,045	4,045
Keith D. Rohland	42,939	42,939	4,045	4,045
Mark W. Scharbo	42,939	42,939	4,045	4,045
Jay A. Kvasnicka	28,626	28,626	2,697	2,697

(1)

The performance-based stock options are divided into four equal tranches. At the beginning of each fiscal year during the period of the award (fiscal years 2016, 2017, 2018 and 2019), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table below. The remaining tranches will have a grant date fair value and be reported in future years when the relevant performance targets are set.

(2)

The time-based stock options are divided into four equal tranches. One tranche will vest on each June 3, 2017, 2018, 2019, and 2020 subject to the executive’s continued employment with the Company. The grant date fair value of the entire award is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table below.

(3)

The performance-based RSUs are divided into four equal tranches. At the beginning of each fiscal year during the period of the award (fiscal years 2016, 2017, 2018 and 2019), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table below. The remaining tranches will have a grant date fair value and be reported in future years when the relevant performance targets are set.

(4)

The time-based RSUs are divided into four equal tranches. One tranche will vest on each June 3, 2017, 2018, 2019, and 2020 subject to the executive’s continued employment with the Company. The grant date fair value of the entire award is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table below.

Previous Equity Awards

As noted above and in the Grants of Plan-Based Awards table below, the structure of our equity program involves our Compensation Committee setting performance goals for outstanding equity awards which have been awarded, but not yet earned and/or granted. Based on this structure, the following equity awards (award tranches that vest in connection with meeting the fiscal 2016 performance targets) which had been previously awarded, but not yet granted, were granted in fiscal 2016 when the performance requirements were determined for such equity awards:

•	25% of the total performance-based stock options awarded in fiscal 2015;
•	25% of the total performance-based RSUs awarded in fiscal 2015;
•	25% of the total performance-based stock options awarded in fiscal 2013;

•	25% of the total performance-based RSUs awarded in fiscal 2013; and
•	20% of the total performance-based stock options awarded to Mr. Scharbo in fiscal 2013.

For more information about the grant of these awards, the number of equity awards that have been awarded, but not yet granted, and the status of such awards on December 31, 2016, see the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table below.

Promotional Equity Grant

In connection with his appointment as Executive Vice President, Locally-Managed Sales and Field Operations in September 2016, and separate from the fiscal 2016 Annual Equity Grant, Mr. Kvasnicka received a one-time award of stock options and RSUs equal to $208,333, composed of 75% stock options and 25% RSUs, with 50% of the granted stock options and RSUs vesting ratably over four years based upon the attainment of corporate Adjusted EBITDA targets and 50% ratably over four years based upon Mr. Kvasnicka’s time in service as an employee of our Company. The Adjusted EBITDA performance target for fiscal 2016 for these stock options was $935 million, which was achieved.

Other Equity-Based Awards

Our Compensation Committee may grant other types of equity-based upon our common stock, including deferred stock, bonus stock, unrestricted stock, and dividend equivalent rights. To date, our Compensation Committee has not granted any other type of equity-based awards to our NEOs.

Retirement Benefits

The only retirement benefits for the NEOs (other than Mr. Kvasnicka, who participated in the tax qualified US Foods, Inc. Defined Benefit Pension Plan, where accruals and participation were frozen for all exempt employees effective September 15, 2004, and the Alliant Foodservice, Inc. Pension Plan, where accruals and participation were frozen for all exempt employees effective December 31, 2002) are those provided under the tax-qualified US Foods 401(k) Plan.

Executive Allowance and Other Benefits

NEOs participate in the same benefit programs that are offered to other salaried and hourly employees. Our comprehensive benefits program offers medical coverage, prescription drug coverage, dental plans, vision plan, life insurance and disability plans and a 401(k) savings plan. These programs are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare. Although our executives, including our NEOs, are eligible to participate in our group medical and dental coverage, we adjust employees’ contributions toward the cost of this coverage according to salary level. As a result, executives pay a higher percentage of the cost of these benefits than do non-executives.

The NEOs are eligible for enhanced Long Term Disability (LTD) and life insurance coverage levels. The LTD benefit amount for NEOs is increased from 60% (for other eligible employees) to 66 2/3% of monthly earnings. The basic life insurance is subject to a maximum coverage amount of $3,500,000.

Additionally, our NEOs participate in the Executive Allowance Plan. This provides an annual allowance to defray the cost of services normally provided to executives, such as financial or legal planning, or executive physicals. Each of our eligible executives—including our NEOs—is entitled to an annual payment of $12,000, on an after-tax basis, which is paid during the first quarter of each calendar year.

The Executive Allowance is not viewed as a significant element of our compensation structure, but it is useful in attracting, motivating and retaining high caliber executive talent.

We also utilize a relocation assistance program that is designed to minimize the inconvenience, time loss, and personal or financial burden created by the relocation of our employees. The provisions outlined in our relocation assistance program are intended to establish a fair and equitable system for reimbursing most reasonable and normal expenses. In addition, the relocation assistance program outlines a relocation package designed to facilitate and encourage a timely move to the new location.

Effect of a Change in Control

In the event of a Change in Control of our Company, under the Incentive Plans, our Compensation Committee has the authority to either vest outstanding awards or provide for their cancellation in exchange for cash or substitution of outstanding awards. A more complete explanation of the effect of a Change in Control is found under “Payments after a Change in Control.”

Executive Compensation Recoupment Policy

While no official policy exists, in the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, the Compensation Committee intends to review all incentive payments made to Annual Incentive Plan participants, including our NEOs, within the 36-month period prior to the restatement that were made on the basis of having met or exceeded specific performance targets in Annual Incentive Plan awards or equity incentive grants.

If the incentive payments would have been lower had they been calculated based on the restated results, the Compensation Committee intends, to the extent permitted by applicable law, to seek to recoup any excess payments for the benefit of us. The Compensation Committee anticipates that future Annual Incentive Plan awards and equity incentive grants will contain a contractual provision binding the grantee to this recovery right.

The Compensation Committee has the sole discretion, subject to applicable law, to determine the form and timing of the recoupment. This may include repayment from the Annual Incentive Plan participant and/or equity incentive grant participant, or an adjustment to the payout of a future incentive award.

Executive Stock Ownership Program

In March 2017, the Compensation Committee approved stock ownership guidelines for senior leaders in the organization designed to increase an executive’s equity stake in US Foods and more closely align his or her financial interests with those of the US Foods’ stockholders. This new program goes into effect June 2017 and requires stock ownership guideline multiples of six times salary for the President and CEO and three times salary for the NEOs and executive leadership team.

Tax Impact on Compensation

Income Deduction Limitations (Section 162(m) of the Internal Revenue Code)

Section 162(m) of the Internal Revenue Code, which applies to any publicly held corporation, generally sets a limit of $1 million on the amount of non-performance-based compensation that companies may deduct for federal income tax purposes in any given year, with respect to the compensation of each of the NEOs other than the Chief Financial Officer. Going forward, we will consider the impact of Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with the taxation of non-qualified deferred compensation arrangements. We designed all of our executive benefit plans, including our Severance Agreements and the Incentive Plans, so they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.

Compensation Risk Analysis

In consultation with the Compensation Committee, members of the Human Resources, Legal and Finance organizations assessed whether our compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including those other than our NEOs. As a result of the assessment, we concluded that our plans and policies do not encourage excessive or inappropriate risk taking and determined that these policies or practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was an officer or employee of US Foods Holding Corp. or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation Committee was also an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company.  Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John C. Compton

Richard J. Schnall

Nathaniel H. Taylor, Chair

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information on each of the NEOs, our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated of our other executives at the end of fiscal 2016.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)(4)	All Other Compensation(5) ($)	Total ($)
Pietro Satriano	2016	900,000	250,000	588,944	1,750,234	1,234,921	0	29,868	4,753,967
President and Chief Executive Officer	2015	688,493	1,750,000	492,196	2,068,129	786,393	0	19,950	5,805,161

Fareed A. Khan	2016	635,519	487,500	140,678	459,045	523,098	0	29,868	2,275,708
Chief Financial Officer	2015	600,000	550,000	117,187	413,753	485,811	0	22,600	2,189,351

Keith D. Rohland	2016	499,863	387,500	161,761	446,969	411,449	0	29,868	1,937,410
Chief Information Officer	2015	475,000	737,500	135,937	454,508	384,600	0	20,248	2,207,793

Mark W. Scharbo	2016	485,656	412,500	167,039	494,883	399,797	0	30,268	1,990,143
Chief Supply Chain Officer	2015	459,863	475,000	140,629	456,079	372,344	0	20,921	1,924,836

Jay A. Kvasnicka	2016	416,803	137,500	139,571	376,243	343,034	11,285	157,280	1,581,716
Executive Vice President, Locally-Managed Sales and Field Operations

(1)

These amounts, paid in 2016, represent (a) Special Cash Awards approved by the Board in 2015 for the NEOs (other than Messrs. Satriano and Kvasnicka) in recognition of strong leadership and for not receiving a 2014 Annual Equity Grant and (b) the final installment of the Retention Bonus.

(2)

These amounts relate to equity grants of RSUs and stock options. The grant values are calculated in accordance with FASB ASC 718 using (a) for RSUs, the fair market value of our common stock on the grant date and (b) for stock options, the calculated Black-Scholes value of our common stock options on the grant date. As detailed in the Grants of Plan-Based Awards table below, these amounts include equity grants that were awarded in 2016, 2015 or 2013. These awards had a corresponding grant date fair value fixed in 2016 when we determined the performance conditions for the applicable award tranche. See Note 15 to the Company’s audited financial statements included in our Annual Report on Form 10-K for fiscal year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(3)	The amounts reported in this column represent the 2016 Annual Incentive Plan award payments based on an actual payout at 109.77% of target. Awards were paid in March 2017.
(4)

The amounts reported in the Change in Pension Value column reflect the actuarial increase/decrease in the present value of the NEO’s benefits under all pension plans maintained by us, determined using interest rate and mortality assumptions consistent with those used in our financial statements. As detailed above under “Retirement Benefits,” Mr. Kvasnicka is the only NEO who is a participant in a pension plan.

Change in Pension Value

Name	Change in Pension Value ($)
Pietro Satriano	—
Fareed Khan	—
Keith D. Rohland	—
Mark W. Scharbo	—
Jay A. Kvasnicka	11,285

(5)	These amounts include:
a.	A $12,000, on an after-tax basis, executive allowance per NEO (see “Executive Allowance and Other Benefits” discussion above);
b.

Company matching contribution in the 401(k) plan for each NEO in the following amounts: Mr. Satriano = $10,600; Mr. Khan = $10,600; Mr. Rohland = $10,600; Mr. Scharbo = $10,600; and, Mr. Kvasnicka = $10,462;

c.	A wireless phone allowance;
d.	Relocation benefits paid to Mr. Kvasnicka of $126,178; and,
e.	Tax reimbursement payments to each NEO for the executive allowance, and a tax reimbursement payment to Mr. Kvasnicka for relocation payments = $28,506.

Grants of Plan Based Awards

		Estimated future payouts under non-equity incentive plan awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option	Exercise Price of Option	Grant date fair value of stock and option
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Awards (#)	Awards (#)	Awards ($/Sh)	awards(1) ($)
Pietro Satriano(2)	3/11/2016	421,875	1,125,000	1,653,750
Performance Options(3)	6/23/2016					42,939				23.18	281,250
Time-Vested Options(4)	6/23/2016								171,756	23.18	1,125,002
Performance RSUs	6/23/2016					4,045					93,763
Time-Vested RSUs(5)	6/23/2016							16,178			375,006
Performance Options (2015)(3)	3/22/2016					36,421				14.58	212,334
Performance RSUs (2015)(3)	3/22/2016					6,430					93,749
Promotion Performance Options (2015)	3/22/2016					13,888				12.56	78,745
Performance Options (2013)(3)	3/22/2016					11,730				12.56	52,902
Performance RSUs (2013)(3)	3/22/2016					1,808					26,361
“Own It” Program(6)	1/18/2016							4			65

Fareed A. Khan(2)	3/11/2016	178,740	476,639	700,660
Performance Options(3)	6/23/2016					10,735				23.18	70,314
Time-Vested Options(4)	6/23/2016								42,939	23.18	281,250
Performance RSUs	6/23/2016					1,011					23,435
Time-Vested RSUs(5)	6/23/2016							4,045			93,763
Performance Options (2015)(3)	3/22/2016					9,105				14.58	53,082
Performance RSUs (2015)(3)	3/22/2016					1,606					23,415
Performance Options (2013)(3)	3/22/2016					11,574				12.56	54,398
“Own It” Program(6)	1/18/2016							4			65

Keith D. Rohland(2)	3/11/2016	140,587	374,898	551,099
Performance Options(3)	6/23/2016					10,735				23.18	70,314
Time-Vested Options(4)	6/23/2016								42,939	23.18	281,250
Performance RSUs	6/23/2016					1,011					23,435
Time-Vested RSUs(5)	6/23/2016							4,045			93,763
Performance Options (2015)(3)	3/22/2016					9,105				14.58	53,082
Performance RSUs (2015)(3)	3/22/2016					1,606					23,415
Performance Options (2013)(3)	3/22/2016					9,384				12.56	42,322
Performance RSUs (2013)(3)	3/22/2016					1,446					21,083
“Own It” Program(6)	1/18/2016							4			65

Mark W. Scharbo(2)	3/11/2016	136,591	364,242	535,435
Performance Options(3)	6/23/2016					10,735				23.18	70,314
Time-Vested Options(4)	6/23/2016								42,939	23.18	281,250
Performance RSUs	6/23/2016					1,011					23,435
Time-Vested RSUs(5)	6/23/2016							4,045			93,763
Performance Options (2015)(3)	3/22/2016					9,105				14.58	53,082
Performance RSUs (2015)(3)	3/22/2016					1,606					23,415
Performance Options (2013)(3)	3/22/2016					11,730				12.56	52,902
Performance Options (2013)(7)(3)	3/22/2016					8,642				12.56	37,333
Performance RSUs (2013)(3)	3/22/2016					1,808					26,361
“Own It” Program(6)	1/18/2016							4			65

Jay A. Kvasnicka(2)	3/11/2016	117,226	312,602	459,526
Promotion Performance Options(8)	11/11/2016					2,536				23.50	19,527
Promotion Time-Vested Options(9)	11/11/2016								10,147	23.50	78,132
Promotion Performance RSUs(10)	11/11/2016					277					6,510
Promotion Time-Vested RSUs(11)	11/11/2016							1,109			26,062
Performance Options(3)	6/23/2016					7,157				23.18	46,878
Time-Vested Options(4)	6/23/2016								28,626	23.18	187,500
Performance RSUs	6/23/2016					674					15,623
Time-Vested RSUs(5)	6/23/2016							2,697			62,516
Performance Options (2015)(3)	3/22/2016					6,070				14.58	35,388
Performance RSUs (2015)(3)	3/22/2016					1,071					15,615
Performance Options (2013)(3)	3/22/2016					1,955				12.56	8,817
Performance RSUs (2013)(3)	3/22/2016					904					13,180
“Own It” Program(6)	1/18/2016							4			65

(1)

This column reports the grant date fair value of the equity awards. The grant values are calculated in accordance with FASB ASC 718 using: (a) for RSUs, the fair market value of our common stock on the grant date and (b) for stock options, the calculated Black-Scholes value of the stock option award on the grant date.

(2)

As described above under “Overview of the Fiscal 2016 Executive Compensation Program—Overview of Annual Incentive Plan Award,” we granted the opportunity to earn an annual cash bonus in 2016. The “Threshold” amount reports the amount that would have been earned if we had met threshold performance under the Business and Individual Performance Factors, the “Target” amount represents the amount that would have been earned had we met the target performance and the “Maximum” represents what we would have been earned had we met the maximum performance.
(3)

As described above under “Overview of Long-term Equity Incentives—Annual Equity Grant,” our Compensation Committee awarded performance-based stock options and performance-based RSUs in 2016, 2015 and 2013 that will only be earned if we achieve Adjusted EBITDA metrics over the performance periods for the performance-based stock options and performance-based RSUs. Under relevant SEC reporting rules and FASB ASC 718, only a portion of each year’s awards (25% of the total number of performance-based stock options and performance-based RSUs awarded each year) are considered granted because the performance conditions were fixed by our Compensation Committee for that tranche as specified below.

AWARD DATE	DATE 2016 PERFORMANCE CONDITIONS SET (GRANT DATE)
June 23, 2016	June 23, 2016 for the first tranche of 25% of the 2016 annual award

November 16, 2015	March 22, 2016 for the second tranche of 25% of the 2015 annual award

June 3, 2013	March 22, 2016 for the fourth tranche of 25% of the 2013 annual award

The performance-based stock options and performance-based RSUs granted in 2016 as outlined above will vest, as the specified performance conditions were achieved for 2016.

The remaining performance-based stock options and performance-based RSUs (if any) from each annual grant that did not have performance conditions established as of the Grant Dates specified above in 2016 will have performance conditions determined in the future. The remaining performance-based stock options and performance-based RSUs will be reported in the year in which we determine performance conditions applicable to such tranches. Because the awards are earned on an all-or-nothing basis, we have reported only the “Target” amount, which represents what would be earned if we achieved target performance over the performance period.

(4)

As described above under “Overview of Long-term Equity Incentives—Annual Equity Grant,” our Compensation Committee granted time-vested stock options in 2016. These awards will vest in four equal tranches on June 3, 2017, 2018 2019, and 2020, contingent on the executive’s continued service with the Company.

(5)

As described above under “Overview of Long-term Equity Incentives—Annual Equity Grant,” our Compensation Committee granted time-vested RSUs in 2016. These awards will vest in four equal tranches on June 3, 2017, 2018, 2019, and 2020, contingent on the executive’s continued service with the Company.

(6)	We granted all employees four shares of our common stock on January 18, 2016 as part of our “Own It” Program to encourage a sense of ownership in the Company.
(7)

Mark Scharbo received an additional award of performance stock options in fiscal 2013. Please refer to footnote 10 to the Outstanding Equity Awards at Fiscal Year-End Table for additional information pertaining to this award.

(8)

As described above under “Overview of Long-Term Equity Incentives-Promotional Equity Grant,” our Compensation Committee awarded additional performance-based stock options in 2016 to Mr. Kvasnicka upon his promotion, with the same terms and conditions as the performance-based stock options awarded in connection with Mr. Kvasnicka’s Annual Equity Grant. The performance-based stock options will only be earned if we achieve Adjusted EBITDA metrics over the performance periods for the performance-based stock options. Under relevant SEC reporting rules and FASB ASC 718, only the first tranche of performance-based stock options awarded on November 11, 2016 are considered granted because the performance conditions were fixed by our Compensation Committee for that tranche on June 23, 2016. The remaining performance-based stock options did not have performance conditions as of December 31, 2016, but will have performance conditions determined in the future. The remaining performance-based stock options will be reported in the year in which we determine performance conditions applicable to such tranche. Because the award is earned on an all-or-nothing basis, we have reported only the “Target” amount, which represents what would be earned if we achieved target performance over the performance period.

(9)

As described above under “Overview of Long-Term Equity Incentives- Promotional Equity Grant,” our Compensation Committee awarded additional time-vested stock options to Mr. Kvasnicka upon his promotion in 2016. These awards will vest in four equal tranches on each June 3, 2017, 2018, 2019 and 2020, contingent on the executive’s continued service with the Company.

(10)

As described above under “Overview of Long-Term Equity Incentives- Promotional Equity Grant,” our Compensation Committee awarded additional performance-based RSUs in 2016 to Mr. Kvasnicka upon his promotion, with the same terms and conditions as the performance-based RSUs awarded in connection with Mr. Kvasnicka’s Annual Equity Grant. The performance-based RSUs will only be earned if we achieve Adjusted EBITDA metrics over the performance periods for the performance-based RSUs. Under relevant SEC reporting rules and FASB ASC 718, only the first tranche of performance-based RSUs awarded on November 11, 2016 are considered granted because the performance conditions were fixed by our Compensation Committee for that tranche on June 23, 2016. The remaining performance-based RSUs did not have performance conditions as of December 31, 2016, but will have performance conditions determined in the future. The remaining performance-based RSUs will be reported in the year in which we determine performance conditions applicable to such tranche. Because the award is earned on an all-or-nothing basis, we have reported only the “Target” amount, which represents what would be earned if we achieved target performance over the performance period.

(11)

As described above under “Overview of Long-Term Equity Incentives- Promotional Equity Grant,” our Compensation Committee awarded additional time-vested RSUs in 2016 to Mr. Kvasnicka upon his promotion. These awards will vest in four equal tranches on each June 3, 2017, 2018, 2019 and 2020, contingent on the executive’s continued service with the Company.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on each NEO’s stock option, restricted stock and RSUs grants outstanding as of December 31, 2016:

		Option Awards									Stock Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested1 ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Pietro Satriano	6/23/2016	—		171,756	[2]	171,756	[2]	23.18	6/23/2026
	11/16/2015	72,843	[3]	109,265	[3]	109,264	[3]	14.58	11/16/2025
	8/21/2015	27,776	[4]	41,667	[4]	41,664	[4]	12.56	8/21/2025
	6/3/2013	70,382	[5]	11,730	[5]	11,730	[5]	12.56	6/3/2023
	4/1/2011	251,850		—		—		13.50	4/1/2021
	6/23/2016									16,178	[6]	444,571	16,178	[6]	444,571
	11/16/2015									19,290	[7]	530,089	19,290	[7]	530,089
	6/3/2013									1,809	[8]	49,711	1,808	[8]	49,684
Fareed A. Khan	6/23/2016	—		42,939	[2]	42,939	[2]	23.18	6/23/2026
	11/16/2015	18,210	[3]	27,317	[3]	27,315	[3]	14.58	11/16/2025
	10/1/2013	92,592	[9]	—		—		12.56	10/1/2023
	6/23/2016									4,045	[6]	111,157	4,045	[6]	111,157
	11/16/2015									4,823	[7]	132,536	4,819	[7]	132,426
Keith D. Rohland	6/23/2016	—		42,939	[2]	42,939	[2]	23.18	6/23/2026
	11/16/2015	18,210	[3]	27,317	[3]	27,315	[3]	14.58	11/16/2025
	6/3/2013	56,305	[5]	9,384	[5]	9,384	[5]	12.56	6/3/2023
	5/27/2011	103,701		—		—		9.86	5/27/2021
	6/23/2016									4,045	[6]	111,157	4,045	[6]	111,157
	11/16/2015									4,823	[7]	132,536	4,819	[7]	132,426
	6/3/2013									1,446	[8]	39,736	1,446	[8]	39,736
Mark W. Scharbo	6/23/2016	—		42,939	[2]	42,939	[2]	23.18	6/23/2026
	11/16/2015	18,210	[3]	27,317	[3]	27,315	[3]	14.58	11/16/2025
	6/3/2013	70,382	[5]	11,730	[5]	11,730	[5]	12.56	6/3/2023
	3/31/2013	51,850	[10]	17,284	[10]	17,284	[10]	12.56	3/31/2023
	6/23/2016									4,045	[6]	111,157	4,045	[6]	111,157
	11/16/2015									4,823	[7]	132,536	4,819	[7]	132,426
	6/3/2013									1,809	[8]	49,711	1,808	[8]	49,684
Jay A. Kvasnicka	11/11/2016	—		10,147		10,147		23.50	11/11/2026
	6/23/2016	—		28,626	[2]	28,626	[2]	23.18	6/23/2026
	11/16/2015	12,140	[3]	18,211	[3]	18,210	[3]	14.58	11/16/2025
	6/3/2013	11,730	[5]	1,955	[5]	1,955	[5]	12.56	6/3/2023
	12/27/2011	6,732		—		—		11.21	12/27/2021
	5/27/2011	1,850		—		—		9.86	5/27/2021
	9/17/2008	11,104		—		—		9.86	9/17/2018
	11/11/2016									1,109	[9]	30,475	1,109	[9]	30,475
	6/23/2016									2,697	[6]	74,114	2,697	[6]	74,114
	11/16/2015									3,215	[7]	88,348	3,213	[7]	88,293
	6/3/2013									905	[8]	24,869	904	[8]	24,842

(1)	The aggregate dollar value is calculated using $27.48, the fair market value of our common stock on December 30, 2016.
(2)	These equity awards consist of the shares shown below for time-based stock options and performance-based stock options for each NEO and were awarded on June 23, 2016:

NEO	Time-Based Stock Options Awarded	Performance-Based Stock Options Awarded
Pietro Satriano	171,756	171,756
Fareed A. Khan	42,939	42,939
Keith D. Rohland	42,939	42,939
Mark W. Scharbo	42,939	42,939
Jay A. Kvasnicka	28,626	28,626

The time-based stock options are divided into four equal tranches. One tranche will vest on each June 3, 2017, 2018, 2019, and 2020 subject to the executive’s continued employment with the Company.

The performance-based stock options are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2016, 2017, 2018 and 2019), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based stock options have been earned and will vest and become exercisable on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based stock options may be earned and may vest on each June 3, 2018, 2019 and 2020, subject to our achievement of the 2017, 2018 and 2019 Adjusted EBITDA targets, respectively.

For more information about how the awards can be earned, see “Overview of Long-Term Equity Incentives-Annual Equity Grant.”

(3)	These equity awards consist of the shares shown below for time-based stock options and performance-based stock options for each NEO and were awarded on November 16, 2015:

NEO	Time-Based Stock Options Awarded	Performance-Based Stock Options Awarded
Pietro Satriano	145,687	145,685
Fareed A. Khan	36,422	36,420
Keith D. Rohland	36,422	36,420
Mark W. Scharbo	36,422	36,420
Jay A. Kvasnicka	24,281	24,280

The time-based stock options are divided into four equal tranches. One tranche vested June 3, 2016. The remaining time-based stock options will vest on each June 3, 2017, 2018, and 2019 subject to the executive’s continued employment with the Company.

The performance-based stock options are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2015, 2016, 2017 and 2018), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based stock options was earned and vested on June 3, 2016 based on achievement of the 2015 Adjusted EBITDA target. The second tranche of performance-based stock options have been earned and will vest and become exercisable on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based stock options may be earned and may vest and become exercisable on each June 3, 2018 and 2019, subject to our achievement of the 2017 and 2018 Adjusted EBITDA targets, respectively.

(4)	These equity awards consist of the shares shown below for time-based stock options and performance-based stock options for Mr. Satriano and were awarded on August 21, 2015:

NEO	Time-Based Stock Options Awarded	Performance-Based Stock Options Awarded
Pietro Satriano	55,555	55,552

The time-based stock options are divided into four equal tranches. Two tranches vested each December 31, 2015 and 2016. The remaining time-based stock options will vest on each December 31, 2017 and 2018 subject to the executive’s continued employment with the Company.

The performance-based stock options are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2015, 2016, 2017 and 2018), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based stock options was earned and vested on June 3, 2016 based on achievement of the 2015 Adjusted EBITDA target. The second tranche of performance-based stock options have been earned and will vest and become exercisable on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based stock options may be earned and may vest and become exercisable on each June 3, 2018 and 2019, subject to our achievement of the 2017 and 2018 Adjusted EBITDA targets, respectively.

(5)	These equity awards consist of the shares shown below for time-based stock options and performance-based stock options for some of the NEOs and were awarded on June 3, 2013:

NEO	Time-Based Stock Options Awarded	Performance-Based Stock Options Awarded
Pietro Satriano	46,922	46,920
Keith D. Rohland	37,537	37,536
Mark W. Scharbo	46,922	46,920
Jay A. Kvasnicka	7,820	7,820

The time-based stock options are divided into four equal tranches. Three tranches vested each June 3, 2014, 2015, and 2016. The remaining time-based stock options will vest on June 3, 2017 subject to the executive’s continued employment with the Company.

The performance-based stock options are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2013, 2014, 2015, and 2016), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. In the event that an annual Adjusted EBITDA target is not achieved in a particular year, but the cumulative Adjusted EBITDA target established by the Board for a period encompassing that fiscal year is achieved, the stock options are then earned and become vested and exercisable. The first tranche of performance-based stock options was unearned and did not vest on June 3, 2014 because the 2013 Adjusted EBITDA target was not achieved. In fiscal 2015, we achieved cumulative 2013-2015 Adjusted EBITDA, and this tranche was earned and vested on June 3, 2016. The second tranche of performance-based stock options was earned and vested on June 3, 2015 based on achievement of the 2014 Adjusted EBITDA target. The third tranche of performance-based stock options was earned and vested on June 3, 2016 based on achievement of the 2015 Adjusted EBITDA target. The remaining tranche of performance-based stock options has been earned and will vest and become exercisable on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target.

(6)

These equity awards consist of the shares shown below for time-based RSUs and performance-based RSUs for each NEO and were awarded on June 23, 2016 with dividend equivalent rights that accrue and will be paid when the shares are paid out:

NEO	Time-Based RSUs Awarded	Performance-Based RSUs Awarded
Pietro Satriano	16,178	16,178
Fareed A. Khan	4,045	4,045
Keith D. Rohland	4,045	4,045
Mark W. Scharbo	4,045	4,045
Jay A. Kvasnicka	2,697	2,697

The time-based RSUs are divided into four equal tranches. One tranche will vest on each June 3, 2017, 2018, 2019, and 2020 subject to the executive’s continued employment with the Company. The grant date fair value of the entire award is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above.

The performance-based RSUs are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2016, 2017, 2018 and 2019), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based RSUs have been earned and will vest on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based RSUs may be earned and may vest on each June 3, 2018, 2019 and 2020, subject to our achievement of the 2017, 2018 and 2019 Adjusted EBITDA targets, respectively.

(7)

These equity awards consist of the shares shown below for time-based RSUs and performance-based RSUs for each NEO and were awarded on November 16, 2015 with dividend equivalent rights that accrue and will be paid when the shares are paid out:

NEO	Time-Based RSUs Awarded	Performance-Based RSUs Awarded
Pietro Satriano	20,576	20,576
Fareed A. Khan	5,144	5,141
Keith D. Rohland	5,144	5,141
Mark W. Scharbo	5,144	5,141
Jay A. Kvasnicka	3,429	3,428

The time-based RSUs are divided into four equal tranches. One tranche will vest on each June 3, 2016, 2017, 2018, and 2019 subject to the executive’s continued employment with the Company. The grant date fair value of the entire award is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above.

The performance-based RSUs are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2015, 2016, 2017 and 2018), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based RSUs was earned and vested on June 3, 2016 based on achievement of the 2015 Adjusted EBITDA target. The second tranche of performance-based RSUs has been earned and will vest on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based RSUs may be earned and may vest on each June 3, 2018 and 2019, subject to our achievement of the 2017 and 2018 Adjusted EBITDA targets, respectively.

(8)

These equity awards consist of the shares shown below for time-based RSUs and performance-based RSUs for the NEOs (other than Mr. Khan) and were awarded on June 3, 2013 with dividend equivalent rights that accrue and will be paid when the shares are paid out:

NEO	Time-Based RSUs Awarded	Performance-Based RSUs Awarded
Pietro Satriano	5,788	5,788
Keith D. Rohland	4,629	4,628
Mark W. Scharbo	5,788	5,788
Jay A. Kvasnicka	2,894	2,892

The time-based RSUs are divided into four equal tranches. One tranche of time-based RSUs vested on each June 3, 2014, 2015 and 2016. The remaining tranche of time-based RSUs will vest on June 3, 2017, contingent upon the executive’s continued service with the Company.

The performance-based RSUs are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2013, 2014, 2015, and 2016), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table above. In the event that an annual Adjusted EBITDA target is not achieved in a particular year, but the cumulative Adjusted EBITDA target established by the Board for a period encompassing that fiscal year is achieved, the RSUs are then earned and become vested. The first tranche of performance-based RSUs was unearned and did not vest on June 3, 2014 because the 2013 Adjusted EBITDA target was not achieved. In fiscal 2015, the company achieved cumulative 2013-2015 Adjusted EBITDA, and this tranche was earned and vested on June 3, 2016. The second tranche of performance-based RSUs was earned and vested on June 3, 2015 based on achievement of the 2014 Adjusted EBITDA target. The third tranche of performance-based RSUs was earned and vested on June 3, 2016 based on achievement of the 2015 Adjusted EBITDA target. The remaining tranche of performance-based RSUs have been earned and will vest on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target.

(9)	These equity awards consist of the shares shown below for performance-based stock options for Mr. Khan and were awarded on October 1, 2013:

NEO	Performance-Based Stock Options Awarded
Fareed Khan	46,296

The performance-based stock options are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2013, 2014, 2015, and 2016), the Compensation Committee will set performance conditions (Adjusted EBITDA) for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table above. In the event that an annual Adjusted EBITDA target is not achieved in a particular year, but the cumulative Adjusted EBITDA target established by the Board for a period encompassing that fiscal year is achieved, the stock options are then earned and become vested and exercisable. The first tranche of performance-based stock options was unearned and did not vest on December 31, 2013 because the 2013 Adjusted EBITDA target was not achieved. In fiscal 2015, we achieved cumulative 2013-2015 Adjusted EBITDA, and this tranche was earned and vested on December 31, 2015. The second tranche of performance-based stock options was earned and vested on December 31, 2014 based on achievement of the 2014 Adjusted EBITDA target. The third tranche of performance-based stock options was earned and vested on December 31, 2015 based on achievement of the 2015 Adjusted EBITDA target. The executive’s right to the remaining tranche of performance-based stock options vested on December 31, 2016, and the performance-based stock options were earned and became exercisable, based on our achievement of the 2016 Adjusted EBITDA target.

(10)	These equity awards consist of the shares shown below for time-based stock options and performance-based stock options for Mr. Scharbo and were awarded on March 31, 2013:

NEO	Time-Based Stock Options Awarded	Performance-Based Stock Options Awarded
Mark W. Scharbo	43,210	43,208

The time-based stock options are divided into five equal tranches. The first four tranches of time-based stock options vested on each December 31, 2013, 2014, 2015 and 2016. The remaining tranche of time-based RSUs will vest on December 31, 2017, contingent upon the executive’s continued service with the Company.

The performance-based stock options are divided into five equal tranches. In each fiscal year during the period of the award (fiscal years 2013, 2014, 2015, 2016, and 2017), the Compensation Committee will set performance conditions (Adjusted EBITDA) for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table above. In the event that an annual Adjusted EBITDA target is not achieved in a particular year, but the cumulative Adjusted EBITDA target established by the Board for a period encompassing that fiscal year is achieved, the stock options are then earned and become vested and exercisable. The first tranche of performance-based stock options was unearned and did not vest on December 31, 2013 because the 2013 Adjusted EBITDA target was not achieved. In fiscal 2015, we achieved cumulative 2013-2015 Adjusted EBITDA, and this tranche was earned and vested on December 31, 2015. The second tranche of performance-based stock options was earned and vested on December 31, 2014 based on achievement of the 2014 Adjusted EBITDA target. The third tranche of performance-based stock options was earned and vested on December 31, 2015 based on achievement of the 2015 Adjusted EBITDA target. The executive’s right to the fourth tranche of performance-based stock options vested on December 31, 2016, and the performance-based stock options were earned and became exercisable, based on our achievement of the 2016 Adjusted EBITDA target. The fifth tranche of performance-based stock options may be earned and may vest and become exercisable on December 31, 2017, subject to achievement of the 2017 Adjusted EBITDA target.

(11)

These equity awards consist of the shares shown below for time-based RSUs and performance-based RSUs for Mr. Kvasnicka and were awarded on November 11, 2016 with dividend equivalent rights that accrue and will be paid when the shares are paid out:

NEO	Time-Based RSUs Awarded	Performance-Based RSUs Awarded
Jay A. Kvasnicka	1,109	1,109

The time-based RSUs are divided into four equal tranches. One tranche will vest on each June 3, 2017, 2018, 2019, and 2020 subject to the executive’s continued employment with the Company. The grant date fair value of the entire award is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above.

The performance-based RSUs are divided into four equal tranches. In each fiscal year during the period of the award (fiscal years 2016, 2017, 2018 and 2019), the Compensation Committee will set performance conditions for each tranche to be earned in that year. As a result, under relevant SEC reporting and accounting rules, the grant date fair value reflecting 25% of the total award for each NEO is reported in the Summary Compensation Table and the Grants of Plan-Based Awards table above. The remaining tranches will have a grant date fair value and be reported in the year in which the relevant performance targets are set. The first tranche of performance-based RSUs have been earned and will vest on June 3, 2017, based on our achievement of the 2016 Adjusted EBITDA target. The remaining tranches of performance-based RSUs may be earned and may vest on each June 3, 2018, 2019 and 2020, subject to our achievement of the 2017, 2018 and 2019 Adjusted EBITDA targets, respectively.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate stock option exercises and the vesting of stock awards during fiscal 2016 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Pietro Satriano	—	—	18,284	462,402
Fareed A. Khan	—	—	3,213	81,257
Keith D. Rohland	—	—	7,552	190,990
Mark W. Scharbo	—	—	8,637	218,430
Jay A. Kvasnicka	—	—	4,853	122,732

(1)

These numbers include restricted shares that vested on June 3, 2016. The number of restricted shares that vested for each individual upon such dates are as follows: (a) June 3, 2013 award: Mr. Satriano, 5,424; Mr. Khan, 0; Mr. Rohland, 4,339; Mr. Scharbo, 5,424; and Mr. Kvasnicka, 2,711; (b) November 16, 2015 award: Mr. Satriano, 12,860; Mr. Khan, 3,213; Mr. Rohland, 3,213; Mr. Scharbo, 3,213; and Mr. Kvasnicka, 2,142.

Generally includes shares that vested under awards of time-based RSUs and performance-based RSUs that vested upon the achievement of annual Adjusted EBITDA targets, but for the fiscal 2013 performance-based RSUs, target Adjusted EBITDA was not achieved for 2013, but cumulative 2013-2015 Adjusted EBITDA was achieved so both the fiscal 2013 tranche and the fiscal 2015 tranche of the 2013 awarded performance-based RSUs vested on June 3, 2016.

(2)

The value realized on vesting is calculated by multiplying the number of shares of stock that vested by the fair market value of US Foods common stock on the vesting date; $25.29 for RSUs vesting on June 3, 2016.

Pension Benefits

With respect to our NEOs, the defined benefit plans (as described and defined below) were frozen so that there can be no further benefits accruals. Effective December 31, 2016, the US Foods, Inc. Defined Benefit Pension Plan, the Alliant Foodservice, Inc. Pension Plan and the Sky Brothers/Lo-Temp Express Collective Bargaining Unit Employees’ Pension Plan merged into the Pension Plan for Legacy Companies of US Foods to create the ongoing US Foods Consolidated Defined Benefit Retirement Plan. No participant’s benefits were impacted due to the plan merger.

Under the US Foods, Inc. Defined Benefits Pension Plan (frozen to NEOs as of September 15, 2004), a participant’s annual benefit is based on final average compensation and years of benefit service. For this purpose, compensation generally includes salary and bonus. The annual benefit is 1% times the final average compensation times the years of benefit service. Upon normal retirement (first day of the month following the later of age 65 or five years of vesting service), the normal form of payment in the case of a married participant is 100% joint and survivor annuity. Participants become vested in their benefit after completing five years of vesting service.

Under the Alliant Foodservice, Inc. Pension Plan (frozen to NEOs as of December 31, 2002), a participant’s normal retirement benefit is calculated using four components: accumulated pension credits, final average compensation, Social Security breakpoint, and years of non-contributory benefit service. For this purpose, compensation generally includes salary and bonus. In general, the benefit equals (i) Pension

Credits multiplied by Final Average Compensation plus (ii) Pension Credits divided by 3 multiplied by the excess of Final Average Compensation over the Social Security Breakpoint plus (iii) $300 multiplied by Years of Non-Contributory Benefit Service. Upon normal retirement (first day of the month following the later of age 65 or five years of vesting service), the normal form of payment in the case of a married participant is 100% joint and survivor annuity. Prior to January 1, 2008, participants became vested in their benefit after completing five years of vesting service.

The only NEO eligible for a pension is Mr. Kvasnicka, as detailed below:

Pension Benefits
Name	Pre-Merger Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jay A. Kvasnicka	US Foods, Inc. Defined Benefit Pension Plan	1.70	12,327	0
	Alliant Foodservice, Inc. Pension Plan	7.51	69,362	0

We calculated the present value of the accumulated pension plan benefits consistent with the assumptions used in Note 17 to the Company’s audited financial statements included in our Annual Report on Form 10-K for fiscal year ended December 31,2016. For the US Foods, Consolidated Defined Benefit Retirement Plan, the present value of the accumulated pension plan benefits were based upon a discount rate of 4.25%, with a post-retirement mortality assumption based on the RP 2014 generational mortality table, adjusted to remove the projection from 2007 to 2014 using the MP-2014 projection scale, with the Society of Actuaries MP-2016 projection scale applied from 2007 forward, with a blue collar adjustment.

Following are the estimated accrued benefits through fiscal 2016 for the pension plan. These annual amounts would be payable at the earliest unreduced age shown.

Name	Pre-Merger Plan Name	Earliest Unreduced Retirement Age (#)	Expected Years of Payment for a Single Life Annuity Form of Payment (#)	Estimated Annual Benefit ($)
Jay A. Kvasnicka	US Foods, Inc. Defined Benefit Pension Plan	65	21	1,711
	Alliant Foodservice, Inc. Pension Plan	65	21	10,052

The US Foods Consolidated Defined Benefit Retirement Plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt master trust and covered approximately 30,000 eligible employees at the end of fiscal 2016. Employees who have benefits in multiple merged plans are counted more than once (e.g., participants such as Mr. Kvasnicka are counted twice for this purpose).

Benefits provided under any pension plan are based upon compensation up to the limit under the Internal Revenue Code as of the date the benefits were frozen. In addition, annual benefits provided under the pension plans may not exceed a limit, $210,000 for calendar year 2016, under the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

Severance Agreements

Each of our NEOs has entered into a severance agreement with the Company. Structured as “severance” agreements rather than “employment” agreements, these agreements outline additional compensation considerations in the event of (1) the executive’s termination by the Company other than for cause, and (2) termination by the executive with Good Reason (as defined under the relevant agreements, as discussed below under “Payments upon Voluntary Termination”). The severance agreements are designed to provide standard protections to both the executive and to us and are viewed as a help to ensure continuity and an aid in retention.

These are the key terms of the severance agreements:

•

General Employment Terms. The covered executive is employed “at will.” The executive has agreed to provide 45 days’ notice of termination. The severance agreements are silent regarding compensation and benefits during the term. The severance agreements allow for automatic renewal for successive one-year periods, absent notice of non-renewal by the Company of at least 90 days prior to end of term.

•

Severance Triggers. The severance agreement is triggered in the event of (1) the covered executive’s termination by the Company other than for cause, and (2) termination by the covered executive with Good Reason. Company notice of non-renewal of the severance agreement during the last 90 days of the term gives the covered executive the right to terminate with Good Reason.

•	Severance Benefits. If the covered executive signs a release, he or she will be entitled to severance benefits described below in “Voluntary Termination for Good Reason.”
•

Restrictions. During the time-period in which the executive is receiving benefits under the Severance Agreement, the executive cannot (1) compete in the foodservice distribution industry, for purposes of the Severance Agreement, “competition” means becoming directly or indirectly involved with an entity located in the United States that competes directly or indirectly with us; (2) solicit to hire any of our employees, or (3) make any statements that disparage or defame us in any way.  Additionally, the executive must maintain the confidentiality of, and refrain from disclosing or using, our trade secrets for any period of time as the information remains a trade secret under applicable law, and our confidential information at all times.

•

Clawback of Severance Benefits. The covered executive’s severance benefits will be “clawed back” if he or she violates the non-compete/non-solicit or in the event of a material financial restatement attributable to the covered executive’s fraud.

We believe that reasonable severance benefits are appropriate to protect the NEOs against circumstances over which he or she does not have control, and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our Severance Agreements.

A Change in Control, by itself, does not trigger any severance provision applicable to our NEOs, except for the provisions related to long-term equity incentives under our Incentive Plans.

Payments upon Termination Due to Death or Permanent Disability

Under our equity award agreement, in the event of death or permanent disability, with respect to each NEO:

•

The portion of the time-based equity that would have become exercisable on the next scheduled vesting date if the NEO had remained employed with us through that date will become vested and exercisable.

•

The portion of the performance-based equity that would have become vested, and in the case of a stock option, exercisable, during the fiscal year in which the NEO’s employment ends, if the NEO had remained employed with us through that date, will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If such performance targets are met, such portion of the performance-based equity will become vested, and in the case of a stock option, exercisable, on such performance-vesting determination date. Otherwise, such portion will be forfeited.

•	All otherwise unvested equity will be forfeited.
•

Vested stock options generally may be exercised (by the employee’s survivor in the case of death) for a period of one year from the service termination date, unless we purchase the vested stock options in total at the fair market value of the shares underlying the vested stock options, less the aggregate exercise price of the vested stock options.

In the event of death, each NEO’s beneficiary will receive payments under our basic life insurance program in an amount up to a maximum of $1,500,000. If a NEO chose to participate in the supplemental life/AD&D insurance program, that person’s beneficiary will receive payments up to a maximum of $3,500,000.

We have included in the tables below amounts that the NEO would receive under our enhanced Long Term Disability (LTD) insurance program. The LTD benefit is increased from 60% of monthly earnings to 66 2/3% of monthly earnings.

For purposes of the NEOs’ severance agreements, “permanent disability” shall be deemed to exist if the executive becomes eligible to receive long-term disability benefits under any long-term disability plan or program maintained by us for our employees.

Payments upon Termination Due to Retirement

Retirement is not treated differently from any other voluntary termination without Good Reason under any of our plans or agreements for our NEOs. None of our NEOs qualified for retirement at December 31, 2016.

Payments upon Voluntary Termination

Under the Severance Agreements with our NEOs, the payments to be made upon voluntary termination vary depending upon whether the NEO resigns with or without Good Reason, or after our failure to offer to renew, extend or replace his or her Severance Agreement under certain circumstances. Good Reason is deemed to exist in these cases:

•	There is a material diminution in title and/or duties, responsibilities or authority, including a change in reporting responsibilities
•	We change the geographic location of the NEO’s principal place of business to a location that is at least 50 miles away from the geographic location prior to the change
•	There is a willful failure or refusal by us to perform any material obligation under the Severance Agreement
•

There is a reduction in the NEO’s annual rate of base salary or annual bonus target percentage of base salary, other than a reduction which is part of a general cost reduction affecting at least 90% of the executives holding positions of comparable levels of responsibility, and which does not exceed 10% of the NEO’s annual base salary and target bonus percentage, in the aggregate, when combined with any such prior reductions

In case of any event described above, the NEO will have 90 days from the date the triggering event arises to provide written notice of the grounds for a Good Reason termination, and we will have 30 days to cure the claimed event. Resignation by the NEO following our cure, or before the expiration of the 30-day cure period, constitutes a voluntary resignation and not a termination for Good Reason.

Voluntary Termination with Good Reason

If any NEO resigns with Good Reason, all then unvested stock option grants, restricted stock grants and RSU grants held by that person will be forfeited.

Unless we purchase any then vested equity in total at a price equal to the fair market value of the shares underlying the vested equity and, in the case of vested stock options, less the aggregate exercise price, the NEO generally may exercise vested equity for a period of 180 days from the termination date.

In the event any NEO resigns under the circumstances described below, that person’s equity will be treated as described under this “Voluntary Termination with Good Reason.”

Additionally, if the NEO (1) resigns with Good Reason or (2) resigns within 60 days of our failure to offer to renew, extend or replace his or her Severance Agreement before or at the end of the Severance Agreement’s term, then in each case the NEO will receive the following benefits after termination of employment, but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the Severance Agreement:

•	All accrued but unpaid base salary through the date of the NEO’s termination of active employment
•	Current year Annual Incentive Plan award pro-rated to the date of the NEO’s termination of active employment and based on actual performance of the current year Annual Incentive Plan
•	Continuation of base salary, as in effect immediately before the termination, for 18 months (24 months in the case of Mr. Satriano) payable in accordance with our normal payroll cycle and procedures
•

Fixed bonus paid in equal installments for 18 months (24 months in the case of Mr. Satriano) based on the two-year average attainment of Annual Incentive Plan performance applied to the NEO’s current Annual Incentive Plan target and base salary amounts, multiplied by 1.5 (multiplied by 2 in the case of Mr. Satriano)

•

Continuation of medical and dental coverage through COBRA, paid for the NEO and his or her covered dependents (with tax gross-up) for 18 months (lump sum payment equal to 24 months in the case of Mr. Satriano)

•	Lump sum payment for unused vacation accrued during the calendar year of the NEO’s termination
•	12 months of career transition and outplacement services
•	Tax gross-up if payments trigger excess parachute payment excise tax

The NEO’s severance benefits will be recovered and any unpaid benefits will be forfeited if the person violates the non-compete/non-solicit, or in the event of a material financial restatement attributable to the NEO’s fraud.

Voluntary Termination without Good Reason

If the NEO resigns without Good Reason, he or she will forfeit all unvested equity grants. The NEO will be paid all (1) accrued but unpaid base salary and (2) accrued but unused vacation through the date of the NEO’s termination of active employment.

Payment upon Involuntary Termination

The payments to be made to a NEO upon involuntary termination vary depending upon whether the termination is with or without “cause.” Cause is deemed to exist in these cases:

•	We determine in good faith and following a reasonable investigation that the NEO has committed fraud, theft or embezzlement from us
•	The NEO pleads guilty or nolo contendere to, or is convicted of, any felony or other crime involving moral turpitude, fraud, theft or embezzlement

•

The NEO willfully fails or refuses to perform any material obligation under his or her Severance Agreement, or to carry out the reasonable directives of his or her supervisor (or the Board of Directors, in the case for Mr. Satriano), and the NEO fails to cure the same within a period of 30 days after written notice of such failure is provided

•	The NEO has engaged in on-the-job conduct that violates our written Code of Ethics or Company policies, and which is materially detrimental to us

The NEO’s resignation in advance of an anticipated termination for cause shall constitute a termination for cause.

Involuntary Termination for Cause

If the NEO is involuntarily terminated for cause, he or she will forfeit all unvested equity grants, as well as all vested but unexercised equity.

Involuntary Termination without Cause

If the NEO is involuntarily terminated without cause, the person’s equity grants will be treated, and severance payments and benefits will be paid, in the same manner as described under “Voluntary Termination with Good Reason” above.

Payments after a Change in Control

As defined in our 2007 Stock Incentive Plan, a “Change in Control” means, in one or a series of transactions:

•

The sale of all or substantially all of our assets to any person, or group of persons acting in concert, other than to (x) the Sponsors or their affiliates or (y) any employee benefit plan maintained by us or our affiliates

•

A sale by us, our Sponsors or any of their respective affiliates to a person, or group of persons acting in concert, of our common stock, or a merger, consolidation or similar transaction involving us that results in more than 50% of our common stock being held by a person or group of persons acting in concert that does not include an affiliated person

•	Which results in the Sponsors and their affiliates ceasing to hold the ability to elect a majority of the members of our Board of Directors

As defined in our 2016 Plan, a “Change in Control” means:

•

The acquisition by any person, other than the Company or an affiliate of the Company, a Company-sponsored employee benefit plan, or an acquisition by a 2016 Plan participant or group of persons acting in concert that includes a 2016 Plan participant, of more than 50% (on a fully-diluted basis) of either (1) the outstanding shares of common stock, including stock issuable upon exercise of options, or (2) the combined voting power of the then outstanding voting securities entitled to vote in the election of directors

•	During any 12-month period, the individuals then constituting the Board or elected or nominated by at least 2/3 of the then current Board cease to make up a majority of the Board
•	The sale of all or substantially all of the assets of our assets.

A Change in Control, by itself, does not trigger any severance provision applicable to our NEOs, except for the provisions related to long-term equity incentives under the Incentive Plans. The Severance Agreements covering our NEOs are a binding obligation of ours and any successor of ours.

In the event of a Change in Control of our Company, our Compensation Committee will have the authority to vest outstanding equity awards, and/or provide for the cancellation in exchange for cash or substitution of outstanding equity awards under the plan, regardless of whether the NEO’s employment ends and regardless of how vesting would otherwise be treated under the Incentive Plans.

Under the 2007 Stock Incentive Plan:

(1)All time-vested equity will vest and become immediately exercisable on 100% of the shares subject to such equity immediately prior to a Change in Control

(2)All performance-vested equity will vest and become immediately exercisable on 100% of the shares subject to such equity immediately prior to a Change in Control if, as a result of the Change in Control, (a) our Sponsors achieve an Investor internal rate of return of at least 20% of their aggregate investment and (b) our Sponsors earn an investor return of at least 3.0 times the base price of their aggregate investment

Under the 2016 Plan:

(1)All equity will vest and become immediately exercisable immediately prior to a Change in Control if it would not otherwise be continued, converted, assumed, or replaced by our Company or a successor entity, or have such other treatment as determined by the Compensation Committee; or

(2)All equity will vest and become immediately exercisable if an NEO is terminated without cause or resigns for Good Reason within the eighteen (18)-month period immediately following a Change in Control in which the equity is continued, converted, assumed, or replaced by the Company or a successor entity.

If the NEO is involuntarily terminated without cause or resigns for Good Reason following a Change in Control, he or she will receive the same severance payments and benefits as described above under “Voluntary Termination with Good Reason.”

If any payments or benefits in connection with a Change in Control (as defined in Section 280G of the Internal Revenue Code) would be subject to the “golden parachute” excise tax under federal income tax rules, we will pay an additional amount to the NEO to cover the excise tax and any other excise and income taxes resulting from this payment.

Potential Payments upon Termination or Change in Control Tables

The tables below reflect potential payments to each of our NEOs in the various terminations and change in control scenarios discussed above. This is based on compensation, benefit, and equity levels in effect on, and assuming the scenario will be effective as of, December 31, 2016.

For stock valuations in the following tables, we have used the closing price of our common stock as of December 30, 2016 as reported on the NYSE. The tables report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario. The table assumes that all performance-based stock options will vest or be forfeited as a result of the applicable scenario. The tables exclude stock options, restricted stock and restricted stock units that had vested on or before the employment termination date independent of the applicable scenario.

The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our NEOs. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Pietro Satriano

President and Chief Executive Officer

	Voluntary Termination		Total and	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason	Retirement(1)	Permanent Disability or Death	For Cause	Not For Cause	Change in Control
Compensation
Severance(2)	1,800,000	—	—	—	1,800,000	—
Annual Incentive(3)	2,408,153	—	—	—	2,408,153	—
Long-term Incentives
Stock Options (Unvested and Accelerated or Continued Vesting)(4)	—	—	474,190	—	—	5,889,447
Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	—	—	102,683	—	—	2,048,716
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—			—
LTD Insurance Payment(7)	—	—	1,248,000	—	—	—
Health and Welfare Benefits Continuation(8)	27,726	—	—	—	27,726	—
Excise Tax Gross Up	—	—	—	—	—	—
TOTAL	4,235,878	—	1,824,873	—	4,235,878	7,983,164

Fareed Khan

Chief Financial Officer

	Voluntary Termination		Total and	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason	Retirement(1)	Permanent Disability or Death	For Cause	Not For Cause	Change in Control
Compensation
Severance(9)	975,000	—	—	—	975,000	—
Annual Incentive(10)	782,650	—	—	—	782,650	—
Long-term Incentives						—
Stock Options (Unvested and Accelerated or Continued Vesting)(4)	—	—	30,167	—	—	1,074,028
Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	—	—	11,342	—	—	487,275
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(7)	—	—	1,504,000	—	—	—
Health and Welfare Benefits Continuation(8)	25,435	—	—	—	25,435	—
Excise Tax Gross Up	—	—	—		—	—
TOTAL	1,783,084		1,545,509		1,783,084	1,561,304

Keith D. Rohland

Chief Information Officer

	Voluntary Termination		Total and	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason	Retirement(1)	Permanent Disability or Death	For Cause	Not For Cause	Change in Control
Compensation						—
Severance(9)	765,000	—	—	—	765,000	—
Annual Incentive(10)	614,079	—	—	—	614,079	—
Long-term Incentives	—
Stock Options (Unvested and Accelerated or Continued Vesting)(4)	—	—	191,598	—	—	1,354,047
Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	—	—	57,158	—	—	566,748
Benefits and Perquisites	—
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(7)	—	—	1,712,000	—	—	—
Health and Welfare Benefits Continuation(8)	16,912	—	—	—	16,912	—
Excise Tax Gross Up	—	—	—	—	—	—
TOTAL	1,395,991	—	1,960,756	—	1,395,991	1,920,794

Mark W. Scharbo

Chief Supply Chain Officer

	Voluntary Termination		Total and	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason	Retirement(1)	Permanent Disability or Death	For Cause	Not For Cause	Change in Control
Compensation
Severance(9)	735,000	—	—	—	735,000	—
Annual Incentive(10)	589,997	—	—	—	589,997	—
Long-term Incentives
Stock Options (Unvested and Accelerated or Continued Vesting)(4)	—	—	619,477	—	—	1,939,806
Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	—	—	68,643	—	—	586,671
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(7)	—	—	1,304,000	—	—	—
Health and Welfare Benefits Continuation(8)	27,726	—	—	—	27,726	—
Excise Tax Gross Up	—	—	—	—	—	—
TOTAL	1,352,723	—	1,992,120	—	1,352,723	2,526,476

Jay A. Kvasnicka

EVP, Locally Managed Sales and Field Operations

	Voluntary Termination		Total and	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason	Retirement(1)	Permanent Disability or Death	For Cause	Not For Cause	Change in Control
Compensation
Severance(9)	675,000	—	—	—	675,000	—
Annual Incentive(10)	541,834	—	—	—	541,834	—
Long-term Incentives
Stock Options (Unvested and Accelerated or Continued Vesting)(4)	—	—	53,743	—	—	855,122
Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	—	—	36,220	—	—	435,531
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(7)	—	—	1,688,000	—	—	—
Health and Welfare Benefits Continuation(8)	27,525	—	—	—	27,525	—
Excise Tax Gross Up	—	—	—	—	—	—
TOTAL	1,244,360	—	1,777,963	—	1,244,360	1,290,652

(1)	None of the NEOs were eligible for retirement as of December 31, 2016.
(2)

Assuming that Mr. Satriano executes (and does not later revoke) a Release Agreement, the amount of severance payment for Mr. Satriano is equal to twenty-four months of his annual base salary and shall be paid in equal installments over the period of twenty-four months. This amount does not include the value of any outplacement benefit.

(3)

This amount is in addition to the 2016 Annual Incentive Award. Subject to execution (without revocation) of the Release Agreement, this amount shall equal the product of: (A) the executive’s average target achievement, which is calculated as the sum of the executive’s target bonus percentage actually earned by the executive pursuant to the employer’s annual incentive program for each of the two most recently completed calendar years for which annual cash bonus earnings have been finally determined under such program as of the date of termination divided by two, multiplied by (B) the executive’s current target bonus percentage, multiplied by (C) the executive’s current Annual Base salary, multiplied by (D) two. Such amount shall be paid in equal installments over a period of twenty-four months.

(4)

The amounts shown include the difference between the exercise prices of the unvested options that would accelerate due to a Change in Control and the projected fair market value of our common stock on December 30, 2016, multiplied by the number of such unvested options. This value is calculated based on the assumption that the Sponsors achieve liquidity on the entire aggregate investment, thus the outstanding performance options vest.

(5)	These amounts reflect the outstanding RSUs that would vest upon a Change in Control multiplied by the projected fair market value of our common stock on December 31, 2016.
(6)

No NEO has basic and supplemental life insurance coverage (company provided or purchased) beyond the $1.5 million maximum benefit amount for employees (excluding executive officers or region presidents).

(7)

Each NEO who has elected Long Term Disability Insurance coverage would exceed the monthly maximum benefit amount of $20,000 under the Executive Long Term Disability plan. Thus, this amount is reflective of the difference between the maximum benefit amounts between the Long Term Disability plan and the Executive Long Term Disability plan ($8,000) multiplied the number of months until retirement age under the Social Security Act, where retirement depends on the year of birth.
(8)

Assuming the NEO elects to enroll in COBRA for medical and dental coverage, this amount includes the estimated grossed up lump sum payment to be paid to the NEO under the Severance Agreement to cover the COBRA premiums for 24 months for Mr. Satriano and 18 months for the other NEOs who currently have our medical and/or dental insurance. These amounts assume that the NEOs do not have unused vacation.

(9)

Assuming the NEO executes (and does not later revoke) a Release Agreement, the amount of severance is equal to 18 months of the respective annual base salary and shall be paid in equal installments over the period of 18 months. This amount does not include the value of outplacement benefits.

(10)

This amount is in addition to the 2016 Annual Incentive Award. Subject to execution (without revocation) of the Release Agreement, this amount shall equal the product of: (A) the executive’s average target achievement, which is calculated as the sum of the executive’s target bonus percentage actually earned by the executive pursuant to the employer’s annual incentive program for each of the two most recently completed calendar years for which annual cash bonus earnings have been finally determined under such program as of the date of termination divided by two, multipled by (B) the executive’s current target bonus percentage, multiplied by; (C) the executive’s current Annual Base salary, multiplied by; (D) one and one-half. Such amount shall be paid in equal installments over a period of 18 months.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2

The Board recognizes that providing stockholders with an advisory vote on executive compensation can produce useful information on investors’ views of the Company’s executive compensation program. As a result, and in accordance with SEC rules, we are providing stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described under the heading “Executive Compensation,” beginning on page 47 of this proxy statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our stockholders and the Compensation Committee intends to consider this vote when making future compensation decisions.

As discussed under the “Compensation Discussion and Analysis” and “Executive Compensation” headings of this proxy statement, which we urge you to review carefully, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company’s business objectives and maximizing stockholder value.

We believe our 2016 executive compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

1.

Executive Compensation Recoupment Policy. We have an executive compensation recoupment policy, or clawback policy, that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company’s financial statements for a period of up to three years.

2.	Anti-Hedging Policy. Our insider trading policy prohibits all directors and executive officers from hedging their ownership interests in our securities.
3.	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.
4.	Modest Perquisites. We provide modest perquisites that we believe provide a sound benefit to the Company.
5.

Alignment with Stockholder Interests. A significant portion of each executive’s compensation is in the form of equity in an effort to align the economic interests of our executive officers with our stockholders.

The Board strongly endorses our compensation program and recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” headings of this proxy statement.”

The Board of Directors unanimously recommends a vote FOR this proposal.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3

We are asking stockholders to vote on whether an advisory vote on executive compensation should occur every one, two or three years. This non-binding vote is commonly referred to as a “say on frequency” vote and is required by Section 14A of the Exchange Act.

You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this matter. Please note that you are not voting on this proposal to approve or disapprove the Board's recommendation of an annual vote.  Rather, the option (either one year, two years or three years) that receives the highest number of votes cast by stockholders will be deemed the frequency selected by our stockholders.

Because this vote is advisory and is not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

At this time, we believe that an annual advisory vote on executive compensation is the most appropriate choice for the Company.

The Board of Directors unanimously recommends a vote to consider an advisory vote on executive compensation every ONE YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of three independent directors. In connection with its function to oversee and monitor the financial reporting process of US Foods, the Audit Committee’s activities in 2016 included the following:

1.	Reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte;
2.

Discussed with Deloitte the matters required to be discussed by SEC regulations and by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committee; and

3.

Received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence from management and the Company and its subsidiaries.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee

David M. Tehle, Chair Court D. Carruthers Robert M. Dutkowsky

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Proposal 4

Deloitte has acted as our independent registered public accounting firm since 2007, and has been appointed by the Audit Committee to audit our financial statements for 2017, subject to ratification by the stockholders of the Company. Representatives from Deloitte are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte is not ratified, the Audit Committee will reconsider the selection of the independent public accounting firm.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Before the Company engages Deloitte to provide any audit or non-audit services, each engagement is approved by the Audit Committee.  In March 2017, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent public accounting firm to the Company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Deloitte to the Company, be pre-approved by the Audit Committee. The policy is in effect for services to be performed by Deloitte in or with respect to fiscal 2017. During fiscal 2016, Deloitte did not provide any services to the Company prohibited under the Sarbanes-Oxley Act of 2002.

Fees Paid to Deloitte

The following table sets forth the aggregate fees billed by Deloitte for audit services rendered in connection with the consolidated financial statements and reports for fiscal 2016 and fiscal 2015, and for other services rendered during 2016 and 2015 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as applicable out-of-pocket costs incurred in connection with these services:

Fee Category	2016	2015
Audit Fees(1)	$2,745,000	$2,678,339
Audit-Related Fees(2)	$2,129,814	$506,000
Tax Fees(3)	$729,222	$369,483
All Other Fees(4)	$45,000	$37,600
Total Fees:	$5,649,036	$3,591,422

(1)

Includes the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements and the quarterly reviews of its financial statements. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

Includes fees billed that are related to the Company’s SEC filings (including costs relating to the Company’s June 2016 initial public offering and January 2017 secondary offering, the Company’s June 2016 debt offering, and other research and consultation services, including due diligence related to mergers and acquisitions.

(3)	Includes the aggregate fees for professional services rendered for tax compliance, and tax consultation and planning.
(4)	Consists of fees for all services other than those described above, including consulting work related to operational compliance with regulations.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2017.

OTHER BUSINESS

US Foods is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

US FOODS HOLDING CORP.9399 WEST HIGGINS ROAD SUITE 500 ROSEMONT, IL 60018 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of three nominees to our Board of Directors Nominees 0 0 0    01 Court D. Carruthers  02 Kenneth A. Giuriceo 03 David M. Tehle The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers. 0 0 0 0 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com PROXY THIS PROXY IS SOLLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF US FOODS HOLDING CORP. The undersigned hereby appoints Dirk Locascio and Kristin Coleman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of US Foods Holding Corp. (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2017 (the "Meeting") or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND 4, FOR 1 YEAR FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side